SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ( X )

Filed by a party other than the Registrant (   )

Check the appropriate box:

( )	Preliminary Proxy Statement
( )	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
( X )	Definitive Proxy Statement
( )	Definitive Additional Materials
( )	Soliciting Material Pursuant to §240.14a-12

HIBBETT SPORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

( X )	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: ____________________________________

(5)	Total fee paid: __________________________________________________________________

( ) Fee paid previously with preliminary materials.

(   ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Stockholder:

You are invited to attend the annual meeting of the stockholders of Hibbett Sports, Inc. that will be held at the principal executive offices of Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211, on Tuesday, June 5, 2007, at 10:00 A.M., local time for the following purposes:

•	to elect three (3) Class II directors for a three-year term expiring in 2010;

•	to ratify an amendment to the 2005 Equity Incentive Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants;

•	to ratify an amendment to the 2005 Employee Stock Purchase Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants;

•	to ratify an amendment to the 2006 Non-Employee Director Equity Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants;

•	to ratify an amendment to the 2005 Director Deferred Compensation Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants; and

•	to transact such other business as may come before the meeting.

Information concerning these and other matters is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be voted at the annual meeting. Therefore, I urge you to read the accompanying Notice of Annual Meeting and Proxy Statement and sign and return your proxy on the enclosed form. Even if you plan to attend the meeting, please return your signed proxy as soon as possible.

Sincerely,

/s/ Michael J. Newsome
Michael J. Newsome
Chief Executive Officer and Chairman of the Board

May 2, 2007

Birmingham, Alabama

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended February 3, 2007, as filed with the Securities and Exchange Commission. The exhibits for the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 451 Industrial Lane, Birmingham, Alabama 35211. Our SEC filings are also available on our website at www.hibbett.com under the heading “Investor Information.”

HOW TO VOTE

Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Proxy Statement and fiscal 2007 Annual Report. Please see the response to the question “What is “householding” and how does it affect me?” for more information on this stockholder program.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the response to the question “Can I access the Notice of Annual Meeting, Proxy Statement and fiscal 2007 Annual Report, on the Internet?” for more information on electronic delivery of proxy materials.

Hibbett Sports, Inc.

451 Industrial Lane

Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, June 5, 2007

TIME	10:00 a.m., Central Daylight Time (11:00 a.m., Eastern Daylight Time)

PLACE	Hibbett Sports, Inc. Principal Executive Offices 451 Industrial Lane Birmingham, Alabama 35211

ITEMS OF BUSINESS

•  To elect three (3) Class II Directors for a three-year term expiring in 2010.

•  To ratify an amendment to the 2005 Equity Incentive Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants;

•  To ratify an amendment to the 2005 Employee Stock Purchase Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants;

•  To ratify an amendment to the 2006 Non-Employee Director Equity Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants;

•  To ratify an amendment to the 2005 Director Deferred Compensation Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants; and

•  To transact such other business as may come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on April 9, 2007.

ANNUAL REPORT	The Fiscal 2007 Annual Report is enclosed as a separate booklet. It is not a part of the proxy solicitation.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”.

By Order of the Board of Directors

/s/ Maxine B. Martin

Maxine B. Martin

Secretary

May 2, 2007

Birmingham, Alabama

PAGE

Bonus and Non-Equity Incentive Plan Compensation	24
Stock Awards and Option Awards	25
Timing of Equity Awards	26
Role of Executive Officers	26
Employment and Retention Agreements	26
Severance and Change in Control Payments	26
Paid Time Off Benefits	27
Equity Ownership	27
Deductibility of Compensation	27
Financial Restatement	27
Annual Compensation of Executive Officers	28
Summary Compensation Table	28
Grants of Plan-Based Awards Table	33
Outstanding Equity Awards at Fiscal Year-End Table	35
Option Exercises and Stock Vested in Fiscal Year 2007	37
Trading in Hibbett Stock Derivatives	37
Pension Benefits Table	37
Nonqualified Deferred Compensation Table	37
Equity Compensation Plan Information	38

PROPOSALS REQUIRING YOUR VOTE
Proposal Number 1	39
Election of Directors
Proposal Numbers 2 - 5	40

To ratify an amendment to the 2005 Equity Incentive Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants

To ratify an amendment to the 2005 Employee Stock Purchase Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants

To ratify an amendment to the 2006 Non-Employee Director Equity Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants

To ratify an amendment to the 2005 Director Deferred Compensation Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants

OTHER BUSINESS
Submission of Stockholder Proposals for the 2008 Annual Meeting of Stockholders	49
Annual Report and 10-K Report	49

PROXY STATEMENT

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Hibbett Sports, Inc., a Delaware corporation, of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Stockholders on June 5, 2007, beginning at 10:00 a.m., Central Daylight Time (11:00 a.m. Eastern Daylight Time). The Annual Meeting will be held at our principal executive offices at 451 Industrial Lane, Birmingham, Alabama 35211.

Stockholders will be admitted to the Annual Meeting beginning at 9:00 a.m., Central Daylight Time. Seating will be limited.

Who is entitled to vote at the Annual Meeting?

Holders of Hibbett Sports, Inc. common stock at the close of business on April 9, 2007, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 31,612,650 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. On February 7, 2007, Hibbett Sports, Inc. became the holding company for Hibbett Sporting Goods, Inc. This transaction was completed without the vote of stockholders to restructure our operations. Hibbett Sports, Inc. is the successor holding company for Hibbett Sporting Goods, Inc. Hibbett Sporting Goods, Inc. is a wholly owned subsidiary of Hibbett Sports, Inc. through which we conduct most of our operations. All of the outstanding common shares of Hibbett Sporting Goods, Inc. were converted into common shares of Hibbett Sports, Inc. on February 10, 2007 and still trades under the HIBB ticker symbol.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Hibbett’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” Hibbett has sent the Notice of Annual Meeting, Proxy Statement, proxy card and fiscal 2007 Annual Report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and fiscal 2007 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

A.	By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Hibbett Sports, Inc., c/o Computershare Investor Services, P.O. Box 43119, Providence, Rhode Island 02940-5110.

B.	By Telephone or on the Internet

The telephone and Internet voting procedures established by Hibbett for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The Website for Internet voting is www.investorvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Central Daylight Time on June 4, 2007. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

C.	In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:

•	in certificate form; and
•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43069, Providence, Rhode Island 02940-3069; by telephone: 1-800-733-9393 (in the U.S., Puerto Rico and

Canada) or 1-781-575-4591 (outside the U.S., Puerto Rico and Canada).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 8:00 a.m. and 4:00 p.m., at our principal executive offices at 451 Industrial Lane, Birmingham, Alabama 35211, by contacting the Secretary of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A majority of the votes cast is required for the election of Directors and for each of the proposals discussed in this Proxy Statement. You may vote “for” or “against” or “abstain” with respect to each vote. The amendments to our incentive plans and any other proposals will be adopted, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

Could other matters be decided at the Annual Meeting?

At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Board of Directors have designated (on the proxy card enclosed) Michael J. Newsome and Gary A. Smith as proxies who will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and the fiscal 2007 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and fiscal 2007 Annual Report, are available on our Website at www.hibbett.com. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote on the Internet at www.investorvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com and following the enrollment instructions.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Directors, executive officers or employees in person or may solicit proxies on our behalf by telephone, electronic transmission and facsimile transmission. We have hired Corporate Communications, Inc. to distribute and solicit proxies. We will reimburse Corporate Communications for reasonable expenses for these services. Total fees and reimbursements paid to Corporate Communications in Fiscal 2007, were approximately $100,000 that included approximately $8,000 for proxy distribution and solicitation.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes. Corporate Communications, Inc. will act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Our Board of Directors intends to follow the principles of corporate governance summarized below:

Role and Composition of the Board of Directors

•

General. The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

•	Succession Planning. The Board also plans for succession to the position of Chairman of the Board of Directors and Chief Executive Officer (“CEO”) as well as certain other senior management positions.

•

Chairman and CEO. In 2004, the Company adopted the policy that the same person may hold the positions of Chairman of the Board and Chief Executive Officer. The Board believes that this combination can enhance the communication between executive management and board members. The function of the Board in monitoring the performance of senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

•

Director Independence. It is the policy of the Company that the Board consists of a majority of independent Directors as governed by the independence requirements of the NASDAQ stock exchange corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination.

•

Board Composition. Our Board of Directors has a maximum of nine and a minimum of six members. Within this range, the Board sets the number. Currently, our Board consists of six Directors who are divided into three classes. The terms of our Class II Directors will expire at the close of the Annual Meeting this year. The terms of our Class III Directors expire at the close of the Annual Meeting in 2008. The term of our Class I Director expires at the close of the Annual Meeting in 2009.

•

Selection Criteria. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership qualities and their ability to exercise sound judgment. Experience within the retail industry and public company arena is among the most significant criteria. The Nominating Committee of the Board of Directors controls the nomination process.

•

Removal of Directors from Office. No Director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of Directors, voting together as a single class.

•	Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic re-nomination.

•	Director Retirement or Resignation. The Board does not endorse mandatory retirement. A Director may submit his resignation by giving written notice to the Company.

•

Director Compensation. Director cash compensation, including annual fees and committee fees, is set by the Board. Director equity compensation is set by the Board within the limits contained in stockholder-adopted plans.

•

Committees. It is the general policy of the Company that the Board as a whole considers all major decisions. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company. Currently, these Committees are the Audit Committee, Compensation Committee and Nominating Committee.

The Board as a whole determines the members and chairs of these Committees. All Committees are made up of only independent Directors. The membership of Committees is rotated from time to time. In addition to the requirement that a majority of the Board satisfy the independence standards noted above under “Director Independence”, members of the Audit Committee also must satisfy an additional NASDAQ independence standard.

•

Director Education. To facilitate its policy of having major decisions made by the Board as a whole, the Company encourages continuing education for Board members, including access to extensive materials and meetings with key management.

•

CEO Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his performance against such goals. The Committee meets annually with the Chairman and CEO to receive his recommendations concerning such goals. Evaluations are considered by outside Directors at a meeting or executive session. Results of the evaluation are then communicated to the Chairman and CEO.

•

Senior Management Performance Goals. The Compensation Committee is also responsible for setting annual and long-term performance goals and compensation for senior management. No member of senior management is on the Compensation Committee.

•

Communication with Stakeholders. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholders; i.e., stockholders, customers, company associates, communities, suppliers, creditors, government agencies and corporate partners.

It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with stockholders, but it is suggested that in most circumstances any such meetings be held with management present.

•

Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so. All of our Directors were in attendance at the 2006 Annual Meeting of our stockholders.

Board Functions

•

Agenda. The Chairman and CEO sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a committee of the Board are reviewed with the chair of the committee. Any member of the Board may request that an item be included on the agenda.

•	Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow Directors to prepare discussion of the items at the meeting.

•

Board Meetings. The Board holds a minimum of four regularly scheduled meetings each fiscal year and holds special meetings when Company business requires. Meetings may be held at a specified location or by teleconference. At the invitation of the Board or any committee of the Board, members of senior management may attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the senior manager responsible for that area of Company operations.

•

Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

Committee Functions

•	Independence. All Committees of the Board consist only of independent Directors.

•

Meeting Conduct. The chair of the Committee determines the frequency, length and agenda of meetings of each of the Committees. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

•

Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time and are set forth in the Committee’s charters which are reviewed annually and posted on our website at www.hibbett.com.

Governance Information

Executive Sessions of Directors

Executive sessions or meetings of outside (non-employee) Directors without management present are held regularly (at least four times a year) to review:

•	the report of the independent registered public accounting firm,
•	the criteria upon which the performance of the Chairman and CEO and other senior managers is based,
•	the performance of the Chairman and CEO against such criteria,
•	the compensation of the Chairman and CEO and other senior managers, and
•	any other relevant matter.

Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors. You may contact any member (or all members), any committee of the Board or any chair of any such committee by mail. Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211. The letter should state that the sender is a current stockholder. We intend to disclose any future changes to this stockholder communication process under the “Investor Information” heading of our website located at www.hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors. Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Hibbett Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	Business solicitations or advertisements;
•	Junk mail or mass mailings;
•	New product suggestions, product complaints or product inquiries;
•	Résumés or other forms of job inquiries; and
•	Spam or surveys.

We will also examine the mailing from the standpoint of security. Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

Pursuant to Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules, our Board of Directors determines whether each Director is independent. In accordance with the standards, the Board must determine that a Director has no material relationship with us other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us, and restrict both commercial and not-for-profit relationships of between us and each Director. We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Director Independence

We are committed to principles of good corporate governance and the independence of a majority of our Board of Directors from our management. All members of our Audit Committee, our Compensation Committee and our Nominating Committee have been determined by our Board to be independent Directors as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In accordance with these standards, the Board annually reviews Director independence with the help of outside legal counsel. During this review, the Board considers transactions and relationships between each Director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considers whether there are any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review process is to determine whether any such relationships or transactions exists that are inconsistent with a determination the Director is independent.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Michael J. Newsome who is a member of management. All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business. Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under NASDAQ listing standards. Mr. Newsome, our only non-independent Director, is not a member of any of our committees.

Criteria for Board Membership

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Nominating Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. We endeavor to have a Board representing diverse experience in areas that are relevant to our business. Appropriate criteria for Board membership include the following:

•	Members of the Board should be individuals of high integrity and independence, have substantial accomplishments and have prior or current association with institutions noted for their excellence.
•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives and the ability to exercise sound business judgment.
•	The background and experience of members of the Board should be in areas important to our operation such as retail, education, finance or law.

Qualifications of Directors

In evaluating candidates for election to the Hibbett Sports Board of Directors, the Nominating Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the committee considers:

•	the candidate’s ability to help the Board create shareholder wealth;
•	the candidate’s ability to represent the interests of stockholders;
•	the business judgment, experience and acumen of the candidate;
•	the need of the Board for directors having certain skills and experience;
•	other business and professional commitments of the candidate; and
•	the number of other boards on which the candidate serves, including public and private company boards.

Additionally, the committee makes a recommendation regarding the reelection of an existing member of the Board, after consideration of the director’s tenure and assessment of the director’s past contributions and effectiveness as a Board member and his or her ability to continue to add value to the Board.

Stockholder Nominations for Directors

The Nominating committee will give due consideration to candidates recommended by stockholders. Stockholders may submit such recommendations using the methods described under “Communicating with our Board Members” on page 7. The committee applies the same criteria to the evaluation of those candidates as the committee applies to other Director candidates.

Following are procedures for our stockholders to submit recommendations for candidates for director for consideration by the Nominating Committee:

Security Holders Entitled to Make Submissions. The committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the committee will nominate the recommended candidate.

Manner and Address for Submission. All stockholder nominating recommendations must be in writing addressed to the Nominating Committee, care of the Company’s corporate secretary at 451 Industrial Lane, Birmingham, Alabama 35211.

Information Concerning the Recommending Stockholders. A nominating recommendation must be accompanied by the following information concerning the recommending stockholder:

•	the name, address and telephone number of the recommending stockholder;
•

the number of shares of the Company’s common stock owned by the recommending stockholder or, if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder;

•	the time period for which such shares have been held;
•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders;
•

a statement describing all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•

a statement that, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and

•

a statement that, in the stockholder’s view, the proposed nominee possesses the qualifications prescribed by the Nominating Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	contact information for the proposed nominee;
•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience, as well as information regarding certain types of legal proceedings within the past five years);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company);
•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000 in which the proposed nominee has a material interest and certain other types of business relationships with the Company);

•

a statement describing all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions or other persons with special interest regarding the Company; and

•	the consent of the proposed nominee to be interviewed by the committee and, if nominated and elected, to serve as a director of the Company.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (“Code”) for all our employees, executive officers and Directors, including our Chief Executive Officer and senior financial officers. A copy of this Code may be viewed at our corporate website, www.hibbett.com under the heading “Investor Information.” In addition, a printed copy of our Code will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters. We have such procedures in place. In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

Board and Committees of the Board

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its established committees.

All Board members are expected to attend our Annual Meeting, unless an emergency prevents them from doing so. At our 2006 Annual Meeting, all members of the Board were present.

During fiscal 2007, the Board of Directors met five times. Each Director was present for at least 75% of the meetings of the Board and the meetings held by all committees of the Board on which he served during the fiscal year. Michael J. Newsome serves as Chairman of the Board.

The Board of Directors

Clyde B. Anderson, age 46, has been a Director since 1987. Mr. Anderson has served as the Chairman of the Board of Books-A-Million, a book retailer, since January 2000 and has been a Director of Books-A-Million, Inc. since November 1987. He was named Executive Chairman of the Board of Books-A-Million, Inc. on February 1, 2004. Mr. Anderson served as Chief Executive Officer of Books-A-Million, Inc. from July 1992 to February 2004.

Carl Kirkland, age 66, has been a Director since January 1997. Mr. Kirkland is a co-founder of Kirkland’s, Inc., a leading specialty retailer of decorative home accessories and gift items, and served as Chairman of the Board of Kirkland’s , Inc. from 1996 to 2004. He now serves as a Director and Chairman Emeritus of Kirkland’s, Inc. Mr. Kirkland served as Chief Executive Officer from 1966 to March 2001 and President from 1966 to November 1997. Mr. Kirkland also serves on the Board of Directors of the Bank of Jackson in Jackson, Tennessee.

Michael J. Newsome, age 68, is the only non-independent Director of our Board, serving as Chief Executive Officer and Chairman of the Board. He has been a member of our Board since October 1996. Mr. Newsome served as our President from 1981 through August 2004 and was named Chief Executive Officer in September 1999 and Chairman of the Board in March 2004. Since joining us as an outside salesman over 40 years ago, Mr. Newsome has held numerous positions with the Company, including retail clerk, outside salesman to schools, store manager, district manager, regional manager and President. Prior to joining the Company, Mr. Newsome worked in the sporting goods retail business for six years. In 2007, Mr. Newsome was inducted into the Sporting Goods Hall of Fame sponsored by the National Sporting Goods Association.

Ralph T. Parks, age 61, has been a Director since June 2002. Mr. Parks worked at FOOTACTION USA from 1987 to 1999, when he retired as President and Chief Executive Officer. Mr. Parks served two terms as Chairman of the National Sporting Goods Association Board of Directors and was inducted into the Sporting Goods Industry Hall of Fame in May 2000. Mr. Parks also serves on the Board of Directors of Kirkland’s and is a member of its Audit Committee.

Thomas A. Saunders, III, age 70, has been a Director since 1995. Mr. Saunders is a retired member of Saunders Karp & Megrue Partners, LLC that controlled SK Equity Fund, L.P., once a major investor in Hibbett. Before founding Saunders Karp & Megrue in 1990, he served as a managing director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders serves on the Board of Directors of Dollar Tree Stores, Inc. and is Chairman of both its Audit Committee and Nominating and Corporate Governance Committee. He also serves on the board of several non-public and non-profit companies in various capacities.

Alton E. Yother, age 54, has been a Director since August 2004. Mr. Yother has worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation. Prior to his current position, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank. His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004.

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating Committee and a Compensation Committee.

The memberships and functions of these committees are set forth below. The Board has no standing Executive Committee. The table below provides fiscal 2007 membership and meeting information for each of the Board Committees.

Name	Audit	Nominating	Compensation
Michael J. Newsome (1) (2) (3)	--	--	--
Clyde B. Anderson (4)	--	X*	--
Carl Kirkland (1) (2)	--	X	X
Ralph T. Parks (4)	X	--	X*
Thomas A. Saunders, III (1) (2)	X	X	--
Alton E. Yother (5)	X*	--	X

Fiscal 2007 Committee Meetings	6	2	8
* Chairman of Committee

(1)	Class II Director; term expires after Annual Meeting of 2007
(2)	Current nominee for Director – Class II
(3)	Mr. Newsome is the only non-independent Director on the Board and does not serve on any committee.
(4)	Class III Director; term expires after Annual Meeting of 2008
(5)	Class I Director; term expires after Annual Meeting of 2009

Audit Committee

The members of the Audit Committee are Mr. Yother, Chairman of the Committee, and Messrs. Parks and Saunders. During the fiscal year ended February 3, 2007, the Audit Committee met six times. Under the terms of its Charter, the Audit Committee meets no less than four times annually. Periodic meetings are also held separately with management and the independent registered public accounting firm to review disclosures in our SEC periodic filings. The Audit Committee represents and assists the Board with the oversight of: the integrity of our financial statements and internal controls; our compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function; and the performance of the independent registered public accounting firm. In addition, the Committee is responsible for:

•	Appointing, compensating and overseeing the work of any independent registered public accounting firm we employ;
•	Resolving any disagreements between management and the auditor regarding financial reporting;
•	Pre-approving all auditing services, internal control related services and permitted non-audit services performed by the independent registered public accounting firm;
•	Retaining independent counsel, accountants or others to advise the Committee or assist in the conduct of an investigation;
•	Seeking any information it requires from employees, all of whom are directed to cooperate with the Committee’s requests, or external parties;
•	Meeting with our officers, external auditors, internal auditors or outside counsel, as necessary;
•

Evaluating our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management’s tone and responsiveness toward internal controls;

•	Reviewing our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluating management’s significant judgments and estimates underlying the financial statements;
•

Reviewing our compliance with loan covenants, legal compliance matters, including securities trading practices, and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies; and

•	Evaluating the Committee’s performance and reviewing the Committee’s charter on an annual basis and presenting the Board with recommended changes.

A copy of the Audit Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that Mr. Yother, who chairs the Audit Committee, by virtue of his career experiences serving in financial capacities of publicly traded companies as well as other experiences, qualifies as an “Audit Committee Financial Expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002. In addition, the Board has determined that Mr.

Saunders, who also sits on our Audit Committee, qualifies as an “Audit Committee Financial Expert” because of his financial experience with both private and public companies.

Nominating Committee

The members of the Nominating Committee are Mr. Anderson, Chairman of the Committee, and Messrs. Kirkland and Saunders. The Nominating Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board. The Committee met two times during the fiscal year ended February 3, 2007 and have recommended the elections of Messrs. Newsome, Kirkland and Saunders as Class II Directors at the 2007 Annual Meeting of Stockholders. Under the terms of its charter, the Nominating Committee meets at least one time annually.

The Nominating Committee represents and assists the Board by advising the Board on its composition, committees, structure, practices and self-evaluation. In addition, the Committee is responsible for making the recommendations to the Board for:

•

Nominees for election to consider at the Annual Stockholder’s meeting, nominees to be appointed to fill interim Director vacancies and Directors to be selected for membership on various Board committees;

•	Number of standing committees and duties and responsibilities of those committees;
•	Size and composition of the Board and its standing committees;
•	Procedures for the nomination process;
•	Candidates for election (including re-election) to the Board;
•	Chairman for each of the Board’s standing committees;
•	Policies for compensation (including stock options) for Board members who are not employees, as well as expense reimbursement policies;
•	Evaluating the Committee’s performance and reviewing the Committee’s charter on an annual basis and presenting the Board with recommended changes; and
•	Other facets of the Company’s corporate governance.

The Nominating Committee has written policies in place for accepting director nominations from stockholders and identifying nominees for director as well as minimum qualifications for director nominees that is described in detail beginning on page 8.

A copy of the Nominating Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Compensation Committee

The members of the Compensation Committee are Mr. Parks, Chairman of the Committee, and Messrs. Kirkland and Yother. During the fiscal year ended February 3, 2007, the Compensation Committee met eight times. Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers as well as producing an annual report for inclusion in our Proxy Statement. In addition, the Compensation Committee:

•	Administers our equity award plans;
•	Determines and certifies any shares awarded under corporate performance-based plans;
•	Grants equity awards under our equity award plans;
•	Advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;
•	Monitors compliance by executive officers with our program of required stock ownership;
•	Publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•	Evaluates the Committee’s performance and reviews the Committee’s charter on an annual basis and presents the Board with recommended changes.

The Committee may, in its sole discretion, employ a compensation consultant that reports directly to the Committee, and has done so, to assist in the evaluation of the compensation of our CEO and other elected executive officers.

A copy of the Compensation Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Compensation of Non-Employee Directors

Director Compensation Table

Annual compensation for non-employee Directors for fiscal 2007 was comprised of cash and equity compensation. Each of these components is described in more detail below. The total compensation of our non-employee Directors for fiscal 2007 is shown in the following table.

Director Compensation

For the Fiscal Year Ended February 3, 2007

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Clyde B. Anderson (4) (5)	--	33,000	--	--	--	33,000
Carl Kirkland	39,000	--	--	--	--	39,000
Ralph T. Parks	49,000	--	--	--	--	49,000
Thomas A. Saunders, III (6)	--	--	36,000	--	--	36,000
Alton E. Yother (6) (7)	2,000	--	50,500	--	--	52,500

Note: The Director Compensation Table requires a column for Change in Pension Value and Nonqualified Deferred Compensation Earnings of which we have none. Therefore, for presentation purposes, this column was omitted.

(1)

Total options outstanding to purchase our common stock at February 3, 2007, was 31,720 for Mr. Anderson, 57,034 for Mr. Kirkland, 19,063 for Mr. Parks, 23,025 for Mr. Saunders and 27,079 for Mr. Yother. All options to purchase common stock are fully vested upon date of grant.

(2)	No non-equity incentive plan compensation payments were made as compensation for director services in fiscal 2007 or are contemplated under our current compensation structure for Directors.
(3)	All Other Compensation primarily consists of occasional gifts to Directors such as sporting goods merchandise and are inconsequential.
(4)

Mr. Anderson elected to defer all fees earned into stock units payable upon his retirement from the Board. No fees were paid in cash during fiscal 2007. Allocations of deferred fees are calculated each calendar quarter. Of the $33,000 earned, deferred stock has been awarded for fees earned in calendar 2006 at a grant date fair value of $31,496. An additional $1,500 was earned in fiscal 2007 after December 31, 2006 and was allocated on March 31, 2007.

(5)	Total stock awards for Mr. Anderson outstanding at February 3, 2007, were 1,142 shares of common stock units deferred until his separation from the Board.
(6)

Messrs. Saunders and Yother elected to defer all fees earned into stock options subject to the provisions of the applicable Director stock option plan at the time the fees were earned. No fees were paid in cash during fiscal 2007. Allocations of deferred fees are calculated each calendar quarter. Fees earned by Messrs. Saunders and Yother were $36,000 and $52,500, respectively. A total of $35,000 and $50,500 of the fees earned, respectively, during calendar year 2006 equated to stock options of 3,821 and 5,466, respectively. An additional $1,000 was earned in fiscal 2007 by Mr. Saunders after December 31, 2006 and was allocated on March 31, 2007.

(7)

Mr. Yother elected to defer his calendar 2006 fees into stock options. For calendar 2007, he has elected to defer his fees into cash. An additional $2,000 was earned in fiscal 2007 by Mr. Yother after December 31, 2006 and was allocated on March 31, 2007.

Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual board fees and committee meeting fees. Each non-employee Director receives an annual retainer of $25,000 that may be paid in cash or may be deferred into stock units, stock options or cash. The Chairman of the Audit Committee receives an additional annual fee of $5,000 and has elected deferral of his fees into stock options for calendar 2006 and into cash for calendar 2007. Non-employee Directors serving on Board committees also receive $1,000 per Board and committee meeting attended. The Chairperson of each committee receives $1,500 per committee meeting attended. As with the annual retainer, committee fees earned may be deferred into stock units, stock options or cash.

The total fees earned or paid in cash during fiscal 2007 are outlined in the following table:

Director	Annual Retainer	Audit Chair Retainer	Board or Committee Meeting Fees	Total Fees Earned	Total Paid in Cash

Clyde B. Anderson (1)	$25,000	--	$8,000	$33,000	--
Carl Kirkland (2)	$25,000	--	$14,000	$39,000	$39,000
Ralph T. Parks (2)	$25,000	--	$24,000	$49,000	$49,000
Thomas A. Saunders, III (3)	$25,000	--	$11,000	$36,000	--
Alton E. Yother (4)	$25,000	$5,000	$22,500	$52,500	--

(1)	All fees deferred into common stock units pursuant to the 2005 Directors Deferred Compensation Plan.
(2)	All fees paid in cash.
(3)	All fees deferred into stock options pursuant to the 2005 Directors Deferred Compensation Plan.
(4)

All fees for calendar 2006 deferred into stock options pursuant to the 2005 Directors Deferred Compensation Plan. All fees for calendar 2007 deferred into cash pursuant to the 2005 Directors Deferred Compensation Plan.

Equity Plans for Directors

There were three plans that governed equity awards to non-employee Directors during fiscal 2007.

The 2006 Non-Employee Director Equity Plan (“DEP”), approved by stockholders at the 2006 Annual Meeting and effective July 1, 2006, provides for grants of equity awards to non-employee Directors. Each non-employee Director who is elected or appointed to the Board shall receive, upon election, 15,000 options to purchase shares of our common stock. Non-employee Directors, who have served a full fiscal year, may receive up to 10,000 options to purchase shares of our common stock, pro-rated for Directors who served less than one full fiscal year. The Board of Directors has the discretion to, and has elected to, reduce the actual grants below the stockholder approved maximum amounts. Board members currently receive 5,000 options to purchase shares of our common stock for each full fiscal year of service, pro-rated for Directors who serve less than one full fiscal year.

The DEP also allows for the award of other equity instruments such as stock appreciation rights, restricted stock and restricted stock units. As of the date of this Proxy Statement, only stock options have been awarded to non-employee Directors under the DEP and there are currently no plans to award other types of equity instruments to our Directors.

The 1996 Stock Plan for Outside Directors (“1996 Plan”) provided for grants of equity awards to non-employee Directors through June 30, 2006. Under this plan, Directors who served a full fiscal year received 5,000 options to purchase shares of our common stock, pro-rated for Directors who served less than one full fiscal year. Newly elected or appointed Directors, upon election, received 7,500 options to purchase shares of our common stock.

The 2005 Director Deferred Compensation Plan (“Deferred Plan”) allows each non-employee Director the option to defer all or a portion of his fees into cash, stock units or stock options annually on a calendar year basis. Any eligible Director may make a deferral by delivering their election to us not later than December 31 of the year immediately preceding the year to which the election is related. Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make such election.

Three of the five eligible Directors elected to defer all of their fees for calendar year 2006. All three have also opted for deferral in calendar year 2007. In calendar year 2006, Mr. Anderson elected deferral into stock units and Messrs. Saunders and Yother elected deferral into stock options. For calendar year 2007, Mr. Anderson elected deferral into stock units, Mr. Saunders elected deferral into stock options and Mr. Yother elected deferral into cash. Deferrals to stock options were governed by the provisions of the 1996 Plan through June 30, 2006 and are now governed by the provisions of the DEP effective July 1, 2006.

Stock Awards

During fiscal 2007, no stock awards were granted to Directors under the DEP.

Under the Deferred Plan, Mr. Anderson elected to defer all Board and Committee fees earned into common stock units, payable upon his retirement from the Board of Directors. To determine the stock units earned, the total fees earned each calendar quarter is divided by the closing price on the last day of the calendar quarter, rounded to the nearest whole share. Mr. Anderson’s total fees earned during fiscal 2007 of $33,000 was converted to 1,142 (as it related to $31,500 of the total fees) shares of common stock units with $1,500 of the total fees earned allocated in the first calendar quarter of 2007.

Option Awards

On February 2, 2007, the Board amended the DEP to provide that the annual grant to non-employee Directors should occur on the same date as the annual grant of equity awards to management and our other employees. The Compensation Committee has adopted the third business day following the release of operational results for the fiscal year as the grant date for annual management and employee awards. Therefore, stock awards under the DEP relating to service during fiscal 2007 were not made as of fiscal 2007 year end. All eligible Directors served the full fiscal year and were awarded 5,000 options to purchase our common stock pursuant to the provisions of the DEP on March 19, 2007.

Under the Deferred Plan, Messrs. Saunders and Yother elected to defer all Board and Committee fees earned during calendar 2006 into stock options (governed by the applicable director equity plan). The total fees earned each calendar quarter is divided by the closing price on the last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned. Messrs. Saunders and Yother earned total fees of $36,000 and $52,500 in fiscal 2007, respectively, of which $35,000 and $50,500 was attributable to calendar 2006. The calendar 2006 fees were deferred into 3,821 and 5,466 options to purchase shares of our common stock, respectively. Fees earned in the first calendar quarter of 2007 were allocated on March 31, 2007 for Mr. Saunders. Mr. Yother elected to defer his calendar 2007 fees into cash.

Options awarded to outside Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant. Effective January 29, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share-Based Payments,” using the modified prospective transition method. The fair value of each stock option was estimated on the grant date using the Black-Scholes option-pricing model with various assumptions used for new grants. (See “Stock-Based Compensation” in our Annual Report on Form 10-K filed on April 4, 2007). Following is the weighted average fair value of each option granted with the corresponding assumptions for the same periods:

Grant Date	3/31/2006	6/30/2006	9/30/2006	12/31/2006
Weighted Average fair value at grant date	$13.85	$10.17	$11.01	$13.15
Expected option life (years)	4.77	4.77	4.87	4.87
Expected volatility	40.66%	40.83%	40.68%	41.86%
Risk-free interest rate	4.82%	5.10%	4.57%	4.70%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Options deferred (Deferred Plan)	1,837	2,790	2,402	2,258
Options awarded (annual grant)	--	--	--	--

Note: The Board, by unanimous vote, changed the date of the annual option grant to Directors to coincide with the annual employee grant in the first fiscal quarter of each fiscal year. The annual option grant to Directors was historically made on the last business day of our fiscal year. Each Director served a full year and received an annual grant of 5,000 stock options on March 19, 2007.

We calculate the expected term for our stock options based on historical participant exercise behavior. The volatility used to value stock options is based on historical volatility using an average calculation methodology based on daily price intervals as measured over the expected term of the option.

All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in fiscal 2007 other than the occasional gift usually in the form of sporting goods merchandise such as footwear or apparel. Such gifts have an immaterial market value. Each Director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities, including Director education courses and materials.

Director Compensation Changes for Fiscal 2008

On February 10, 2007, Hibbett Sports, Inc. became the successor holding company for Hibbett Sporting Goods, Inc. The individuals who served on the Board of Directors of Hibbett Sporting Goods, Inc. became Directors of Hibbett Sports, Inc. Hibbett Sports, Inc., assumed each of the three plans that govern equity compensation for Directors and the Directors continue to participate without any material change. The stockholders have been asked to ratify amendments to the plans at the 2007 Annual Meeting to confirm the adoption of the plans by Hibbett Sports, Inc. and the continued eligibility of the Directors.

Stock Ownership Guidelines for Non-Employee Directors

In December 2005, the Compensation Committee adopted stock ownership guidelines in an effort to better align personal and corporate incentives of Directors with our stockholders. By December 2009 or within four years of a Director’s election or appointment, whichever is later, outside Directors are required to maintain ownership of Company equity in an amount equal to three times (3x) their standard Director fees. Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. To determine if the ownership requirement has been met, the Committee values shares of stock owned and all restricted stock units at the closing price on the last business day of the date of valuation and values vested stock options at their grant date fair value as determined under the Company’s valuation model under 123R. As of the fiscal year ended February 3, 2007, all standing Directors had met the stock ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of April 4, 2007 by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock:

Name and Address of 5% Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, Maryland 21202	3,262,555	10.2%
Neuberger Berman, Inc. (3) 605 Third Avenue New York, New York 10158	2,138,525	6.74%
Wasatch Advisors, Inc. (4) 150 Social Hall Avenue Salt Lake City, Utah 84111	1,604,653	5.1%

(1)

As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2)

Shares over which T. Rowe Price Associates, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 13, 2007.

(3)	Shares over which Neuberger Berman, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 13, 2007.
(4)	Shares over which Wasatch Advisors, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 15, 2007.

Security Ownership of Management

The following table sets forth certain information concerning the beneficial ownership of our common stock as of May 2, 2007, by our Directors, Principal Executive Officer, Principal Financial Officer and our named executive officers.

	Number of Shares or Units
Beneficial Owner (1)	Common Stock	Stock-Equivalent Units (2)	Options Exercisable Within 60 Days	Total Percent of Class
Clyde B. Anderson	11,655(3)	2,029	36,720	*
Carl Kirkland	--	--	62,034	*
Michael J. Newsome	57,615	--	78,340	*
Ralph T. Parks	--	--	24,063	*
Brian N. Priddy	1,000	--	9,801	*
Cathy E. Pryor	--	--	43,140	*
Jeffry O. Rosenthal	--	--	84,529	*
Thomas A. Saunders, III	67,500	--	29,111	*
Gary A. Smith	2,216	--	135,154	*
Alton E. Yother	--	--	32,079	*

All Directors and Executive Officers as a Group (10 Persons)	139,986	2,029	534,971	1.9%

* Less than one (1) percent

(1)

As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2)	Deferred shares subject to the 2005 Director Deferred Compensation Plan.
(3)	Shares owned by various trusts of which Mr. Anderson is the trustee.

Section 16(a) Beneficial Ownership Reporting Compliance,

Related Person Transactions and Legal Proceedings

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain of our officers to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett shares with the SEC. Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended February 3, 2007, the Company believes that its executive officers, Directors and other Section 16 officers complied with all filing requirements, except for the following:

Name	Form	Due Date	Date Filed	Activity Reported
Charles W. Adams	4	February 24, 2006	March 7, 2006	Employee Option Grant
Michael S. Myers	4	February 24, 2006	March 7, 2006	Employee Option Grant
Michael S. Myers	4	March 16, 2006	March 20, 2006	Employee Option Exercise
Michael J. Newsome	4	March 16, 2006	March 20, 2006	Employee Option Exercise

All of the above were due to inadvertent administrative errors by the Company. Promptly upon discovery of the omissions, the proper filings were made.

Related Person Transactions

We have written procedures in place to identify material related person transactions, including a quarterly survey of senior management and other key employees. Potential related person transactions and relationships are evaluated quantitatively and qualitatively. Related person transactions, if any, are presented to the Audit Committee of the Board of Directors each quarter. In addition, we survey our Board of Directors and other certain officers annually in an in-depth related person questionnaire to determine if there are any material relationships or transactions that require disclosure. The Company’s outside legal counsel reviews the annual questionnaires.

The Company has entered into a sublease agreement (“Agreement”) with Books-A-Million, Inc. (“BAM”), a book retailer, whose Chairman of the Board and a significant beneficial owner of BAM, Clyde B. Anderson, is on our Board of Directors, pursuant to which the Company will sublease certain real estate from BAM in Florence, Alabama for one of its stores. The term of the Agreement expires in June 2008. Under the Agreement, the Company will make annual lease payments to BAM of approximately $191,000. At February 3, 2007, we had an obligation of approximately $270,000 remaining pursuant to the sublease. We believe that the terms of this transaction is comparable to, or more favorable to, the Company than the terms that would have been obtained in an arms-length transaction with an unaffiliated party.

Alton E. Yother is the Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation (formerly AmSouth Bank), which participates in the Company’s credit facility. During fiscal 2007, the Company had 24 days of debt outstanding on its credit facility with Amsouth Bank for an average outstanding balance of $2.5 million and correlating interest expense of approximately $10,000. As of the February 3, 2007, the Company had no debt outstanding on its credit facility.

The Board of Directors has determined that neither relationship described above prejudices the independence of these Directors and does not violate the definition of independence of other listing standards of the NASDAQ Stock Market. The Company did not have any loans or other extensions of credit outstanding to any of its Directors or executive officers during fiscal year 2007.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our named executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

The Audit Committee of the Company’s Board of Directors is comprised of independent Directors as required by the listing standards of the NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and is available at www.hibbett.com under “Investor Information.”

Independent Registered Public Accounting Firm

The firm of KPMG LLP (“KPMG”) has been selected by the Audit Committee to be the Company’s independent auditors for fiscal year 2008. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Fees Paid to KPMG LLP

The table below presents the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 3, 2007 and January 28, 2006, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended, as well as fees paid to our principal accountants for audit-related work:

	Fiscal Year
	2007	2006
Audit fees	$390,000	$299,000
Audit-related fees	29,725	29,870
Tax fees	--	--
All other fees	1,500	--
Total fees paid to KPMG LLP	$421,225	$328,870

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. It also includes work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-Related Fees. Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits, due diligence matters and special procedures required to meet certain regulatory requirements.

Tax Fees. Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation. The Company generally does not request such services from the independent registered public accounting firm.

Other Fees. All other fees would include those services not captured in the audit, audit-related or tax categories, such as consulting services, including services in connection with implementing, operating or supervising the operation of any information system that aggregates source data underlying the consolidated financial statements or generates information that is significant to the Company’s consolidated financial statements taken as a whole. We did not engage our independent registered public accounting firm to provide any such professional services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Audit Committee for approval. The Audit Committee pre-approves these services and the fees are budgeted. Management reports actual fees versus the budget to the Audit Committee periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our independent registered public accounting firm during our most recent fiscal year are compatible with maintaining their independence. Our auditors did not perform any services that were not related to audit functions.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the annual report on Form 10-K with management and with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements and such other matters as are required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company. The Audit Committee received all written disclosures and letters from KPMG LLP required by Independence Standards Board’s Standard No. 1 and discussed with KPMG LLP the independence of KPMG LLP. The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits and all matters required to be discussed under Statement Standard No. 90. The committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, the selection of the KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

Submitted by the members of the Audit Committee of the Company’s Board of Directors.

/s/ Alton E. Yother	/s/ Ralph T. Parks
Alton E. Yother, Chairman	Ralph T. Parks

/s/ Thomas A. Saunders, III
Thomas A. Saunders, III

The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee was established by the Board of Directors to oversee our compensation program. The Compensation Committee is comprised of Mr. Parks, Chairman of the Committee, and Messrs. Kirkland and Yother, all of whom are independent Directors. The primary function of the Compensation Committee is to establish our compensation philosophy and strategy. The Committee takes action with respect to salaries, bonuses and equity-based and other compensation paid to our executive officers and administers all plans relating to the compensation of such executives, including equity-based compensation plans and policies for all employees.

The Compensation Committee’s primary goals in structuring compensation for executives are to attract, motivate and retain executive talent and to deliver higher rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with that of our stockholders. In fiscal year 2007, the Compensation Committee established executive base salaries, approved an annual cash bonus plan with performance targets and made long-term equity incentive awards of stock options and restricted stock units to executive officers.

A discussion of the principles, objectives, components and determinations of the Compensation Committee with respect to executive compensation are included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of our named executive officers are reflected in the compensation tables, footnotes and narratives that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement for the 2007 Annual Meeting of Stockholders.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors.

/s/ Ralph T. Parks	/s/ Carl Kirkland
Ralph T. Parks, Chairman	Carl Kirkland

/s/ Alton E. Yother
Alton E. Yother

The Compensation Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Committee Interlocks and Insider Participation

No present or former executive officer of the Company or its subsidiaries serves as a member of the Compensation Committee. During fiscal year 2007, there were no interlocking relationships between any executive officers of the Company and any entity whose Directors or executive officers serve on the Company’s Board of Directors and/or Compensation Committee.

Future Planning

For fiscal year 2008, the Compensation Committee established target bonuses and performance goals for its named executive officers, consistent with past practices. However, where in the past the Company performance goal was based on audited net income, for fiscal year 2008, the Committee based the performance on earnings before interest and income taxes (“EBIT”). The executives also can earn a portion of their bonus potential through the achievement of individual goals, consistent with past practices. The incentive bonuses were established under the 2006 Executive Officer Cash Bonus Plan.

For fiscal year 2008, the Compensation Committee reduced the vesting period for most employees from five year cliff vesting for restricted stock units to four year cliff vesting. No stock options were awarded. The named executive officers were also only awarded restricted stock units for fiscal year 2008, but their awards are subject to performance criteria set by the Committee based on the Company’s results for fiscal year 2008. The awards will cliff vest in five years. In addition, 50% of the awards will be accelerated to three year cliff vesting upon achievement of performance criteria set by the Committee based on the Company’s earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for fiscal year 2008 through fiscal year 2010. All awards were granted under the 2005 Equity Incentive Plan. The Committee believes this strategy may increase the motivation of our non-executive employees and maintain our incentives for executive officers to remain with the Company.

Compensation Discussion and Analysis (CD&A)

Overview of Compensation Program

Our overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize our long-term financial results for the benefit of the stockholders. Executive compensation is structured to ensure that there is an appropriate balance between our short-term and long-term performance as well as a balance between our financial performance and stockholder return. Our policy of being a low-cost operator is reflected in the Compensation Committee’s philosophy for its executives, especially with respect to compensation that is assured and not contingent on performance.

Base salary is competitive but generally conservative when compared to other retail, general industry and manufacturing organizations. Substantial additional earnings opportunities are provided through achievement of company and individual performance goals as well as equity-based awards. We have set base pay relatively low and combined it with a significant performance component that provides our executives with an aggressive incentive-based compensation scheme consistent with our emphasis on being a “low cost” operator. Individual compensation levels are based upon the duties and responsibilities assumed by each executive officer, individual performance and the attainment of individual goals. The majority of performance-based compensation is related to the achievement of Company-wide goals while a smaller percentage is related to individual goals. The Committee believes its philosophy that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

The long-term portion of the executive compensation package is comprised of equity-based awards and is designed to be an effective retention tool. Currently, all equity awards to executives with the exception of one award to Mr. Newsome, have the same vesting schedule as equity awards to all other employees.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and performance. The Committee has:

•	Held executive sessions without the presence of management at every Committee meeting;
•	Hired an independent compensation consultant to advise on executive compensation issues;
•	Implemented a compensation structure for senior management;
•	Recommended stock ownership guidelines to better align personal and corporate incentives of executives and Directors;
•	Recommended the 2006 Executive Officer Cash Bonus Plan to facilitate its mission to attract and retain highly qualified executives.

The Compensation Committee’s charter reflects these and other responsibilities, and the Committee and the Board periodically review and revise the charter. The Board determines the Committee’s membership.

Compensation Consultant

Historically, the Committee has surveyed companies within the retail industry that it considered comparable in philosophy as a benchmark for determining the adequacy of compensation to our executives. During fiscal year 2006, believing that it would be useful to develop additional sources of comparative data, the Compensation Committee engaged an outside independent consultant, Hewitt Associates LLC, to review the competitiveness of our compensation program for executives. The scope of the engagement included:

•	Competitive analysis of executive pay;
•	Recommendations for a new equity grant strategy, focusing on performance, retention and executive stock ownership;
•	Evaluation of the need for formal employment contracts or severance arrangements with our executives; and
•	Other aspects of executive compensation, including pay administration, bonus structure and quantity and type of equity awards.

The consultant reviewed data from 51 nationwide retail companies as well as 584 companies in general industry and 280 engaged in manufacturing, including our historical peer group of Big 5 Sporting Goods Corp., Books-A-Million, Inc., Buckle, Inc., Dave & Busters, Inc., Dicks Sporting Goods, Inc., Finish Line, Inc., Foot Locker, Inc., Hancock Fabrics, Inc., Hastings Entertainment, Inc., Kirklands, Inc., Sports Chalet, Inc., Sports Authority, Inc. and Urban Outfitters, Inc.

The consultant met with Mr. Parks, Chairman of the Committee, and Mr. Newsome, separately, who in turn communicated its findings to the Board of Directors. The Board reviewed and analyzed the findings and changes were implemented that the Compensation Committee believed were relevant to our overall compensation philosophy. The Executive Officer Cash Bonus Plan and stock ownership guidelines were adopted and adjustments were made to the equity structure of the CEO, whose compensation was determined to be below market for his contribution to our stockholders and to us.

The independent compensation consultant received a fee for the executive salary survey in fiscal 2006. The Committee believes that the in-depth study performed by the consulting firm in fiscal 2006 provided useful guidance that can be used in determining executive compensation over the next few years and does not anticipate engaging an independent consultant annually. The Committee will periodically determine when a new study would be beneficial. The Committee did not engage any compensation consulting firms during fiscal 2007.

Compensation Philosophy

The Committee structured the total compensation program for executives to consist of the following components:

•	Salary;
•	Cash bonuses;
•	Equity awards; and
•	Certain other benefits.

The Committee believes that a significant portion of the total compensation opportunity for executives should be allocated to cash bonuses and equity awards that are contingent on the achievement of pre-determined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on company-wide targets as well as personal achievement, with a greater emphasis on company goals for more senior personnel.

Generally, our goal is to set executive’s salaries at a level that approximates the 25th percentile of comparable companies, but increase their contingent bonuses and equity awards so that the total compensation opportunity is at or above the 50th percentile. In some cases, an executive’s total compensation opportunity or the components of compensation may be above or below these target levels because of individual factors considered by the Committee.

Our long-term compensation for executives consists of equity awards such as options and restricted stock units. During fiscal 2007, the Committee generally allocated 70% of the long-term compensation for Vice Presidents and above to stock options and 30% to restricted stock units. This relatively high allocation to options reflects our historical equity award philosophy to emphasize leverage and alignment with the interests of our shareholders. For fiscal 2008, the Committee decided to award only restricted stock units in the annual employee award, which included executive officers. The restricted stock unit awards to executive officers contained performance criteria set by the Committee that must be achieved in fiscal 2008. The awards will cliff vest in five years. In addition, 50% of the award may accelerate to three year cliff vesting upon achievement of performance criteria set by the Committee. (See “Future Planning” on page 21.) The weighting between options and restricted stock units, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves.

Salary

We provide our executives with assured cash compensation in the form of base salary. We use base salary as the foundation for the other components of compensation. The salary levels for our executive officers for the fiscal year ended February 3, 2007, including the salary of Mr. Newsome as Chief Executive Officer and Chairman of the Board, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated sporting goods and specialty retail companies from our peer group. Based upon a review of such companies, the base salary levels approved by the Board of Directors are generally lower than the average salary levels of such companies because the Committee’s philosophy is that performance-based pay adds more value to the stockholder.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company and each executive, individually. The Compensation Committee determines the amounts of target bonus awards for each executive as a percent of their base salary. For fiscal year ended February 3, 2007, the Committee approved the payment of cash bonuses to our executives, ranging from approximately 47% of annual base salary to approximately 82% of annual base salary. Bonus targets emphasize individual contribution to our success during the year and on the performance of those aspects of our business for which each executive has responsibility. See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

For fiscal 2007, the executives’ combined bonus potential for company and individual goals ranged from 65% to 90% of their individual base salaries. Company performance goals are generally based on net income targets defined by the annual budget as approved by the Board of Directors before the fiscal year begins. For fiscal 2007, the company performance bonus component ranged from 75% to 90% of the executives’ total bonus potential. The more senior executives have a larger percentage of their bonus potential tied to Company performance goals than individual goals. Additionally, the company performance component is structured so that the attainment of less than 100% of the established company goal may result in executive bonuses less than the specified bonus potential and attainment of greater than 100% of the established company goal may result in executive bonuses in more than the specified bonus potential. This tiered structure is applied to all our executive officers.

For fiscal 2007, the executive’s earned percentages of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s performance goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of Executive’s Company Performance Bonus Deemed Earned
Below 85.0%	0%
85.0%	62.5%
90.0%	75.0%
95.0%	87.5%
100.0%	100.0%
105.0%	112.5%
110.0%	125.0%
115.0%	137.5%
120.0%or above	150.0%

The complete table for fiscal 2007 included all whole percentages between 85% and 120% of goal attained. The maximum Company performance bonus potential for fiscal 2007 ranged from 30.5% to 121.5% of the executive’s base salary.

Calculation of the Company performance bonus earned by each executive was based on the final audited financial statements and was paid out in March 2007. While the Compensation Committee reserves the right to make adjustments to goals after they are established, it has not done so during the last three fiscal years. Any such modification would be carefully considered by the Committee and applied to the special circumstances that warrant the modification.

The Compensation Committee also establishes annual individual performance goals for each executive officer. For fiscal 2007, the portion of the bonus potential related to individual performance goals ranged from 10% to 25%. All executives’ individual goals included targets for new store sales volume and return on investment. These targets were based on our current store models, and the run rate will be calculated based on store performance through August of the subsequent fiscal year. For example, this bonus component for fiscal 2006 was calculated based on performance through August 2006 for stores opened during the fiscal year ended January 28, 2006 and was paid in September 2006.

Mr. Newsome’s individual bonus component was based solely on a target for new store sales volume and return on investment. The other executive officers had individual bonus dollars tied to additional performance goals that varied by executive and generally included targets in the following areas:

•	items per sales transaction;
•	store labor as a percent of sales;

•	store operating costs as a percent of sales;
•	inventory turns;
•	inventory shrinkage control;
•	aged inventory control; and
•	distribution expense control.

Calculation of bonus for these other performance goals earned by each executive was based on the final audited financial statements and was paid out in March 2007 with the company performance bonus component. In order to be eligible for any portion of the individual bonus component, the executives had to visit a specified number of stores and work a specified number of hours in our stores assuming the duties of our regular hourly employees. Further, the individual bonus component was contingent upon the absence of material weaknesses in internal control over reporting in each executive’s area of responsibility. There have been no waivers of the goals established by the Committee during the last three fiscal years, but it reserves the right to make them when warranted to address unusual circumstances.

With the adoption of the 2006 Executive Officer Cash Bonus Plan (the “Bonus Plan”), the Committee now has guidelines by which to offer incentives to executive officers through the use of qualified performance-based compensation while still protecting the Company’s deductibility of executive compensation under Internal Revenue Code Section 162(m). Adoption of the Bonus Plan by our stockholders allows more flexible compensation options within our overall compensation philosophy.

Stock Awards and Option Awards

Historically, substantially all of our equity compensation consisted of stock options. This form of equity provided leverage in aligning long-term compensation with the interests of shareholders. It was also entitled to favorable accounting and tax treatment. As a result of the adoption of SFAS No. 123(R), the accounting treatment of stock options made them less attractive in fiscal 2007. The Committee assessed the desirability of granting shares of restricted stock units, particularly to senior management, and concluded that introducing restricted stock units would provide long-term incentives while reducing adverse accounting and administrative consequences.

Through our 2005 Equity Incentive Plan (the “EIP”), the Committee now has a wide range of award-based incentive options to offer our executive officers. Now, at the discretion of the Committee, equity award types including stock options, stock appreciation rights, performance units and restricted stock units, may be granted. During fiscal 2007, the Company awarded 47,200 stock options and 35,000 restricted stock units to a total of five executive officers.

Our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary and then to grant equity awards based on a formula that yields a value based on the 30-day trailing average (“trailing average”) price of our stock. Awards granted to our executive officers in fiscal year 2007 reflect our desire to align the interests of these individuals with the interests of our stockholders and to provide incentives to these individuals to enhance our growth and success. In fiscal 2007, equity awards to our named executive officers were based on 100% of their base salary, allocated 70% to stock options and 30% to restricted stock units. The value of the options was based on 40% of the trailing average. The value of the restricted stock units was based on 80% of the trailing average. Mr. Newsome also received an additional award of restricted stock units as a one-time special award. Awards to the remainder of the employee participants were not based on the employees’ salary, but primarily on their most recent annual award of stock options, split between stock options and restricted stock units on either a 70%/30% split or a 50%/50% split. For purposes of this allocation, we consider a restricted stock unit to be worth 2.75 stock options.

In fiscal 2008, the Committee awarded only restricted stock units to all participating employees, including the named executive officers. The executive officer awards ranged from 75% to 110% of their base salary and 80% of the trailing average. Awards to other participating employees were primarily based on their most recent annual awards, factoring in the ratio of 1:2.75 stock options to restricted stock units. The total number of restricted stock units approved by the Committee and awarded to participating employees was 124,425, of which our named executive officers received 52,700 restricted stock units. See Summary Compensation Table, Grants of Plan-Based Awards Table and narrative discussions below for individual executive officer detail for fiscal 2007.

On February 10, 2007, Hibbett Sports, Inc. became the successor holding company for Hibbett Sporting Goods, Inc., which is now our operational subsidiary. Executives who served in senior executive roles with Hibbett Sporting Goods, Inc. are now also executives of Hibbett Sports, Inc., and the Board of Directors of the holding company is the same as it was for Hibbett Sporting Goods, Inc. Hibbett Sports, Inc assumed each of the plans that provide for equity compensation for executives and employees. While all employees continue to be employed by Hibbett Sporting Goods, Inc., and are therefore eligible to participate without any material change to the plans, the Board of Directors found it desirable to expand eligibility to officers and any future employees of the holding company.

In addition, because the Board of Directors now sits at the holding company level, it is necessary to amend applicable plans to cover that company. The stockholders have therefore been asked to ratify corresponding amendments to each of the plans at the Annual Meeting of Stockholders on June 5, 2007.

Timing of Equity Awards

We grant equity awards to our employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee. The fair value of awards is based on the closing price of our common stock on the date of grant (or if not a business day, the immediately preceding business day) as defined under our equity plans.

Historically and in fiscal year 2007, we granted all annual employee equity awards, including our executives, on the same day each year; typically in February following the Compensation Committee’s first meeting of the fiscal year. However, the chief executive officer’s annual award for fiscal 2007 was made on the last day of fiscal 2006. This was an isolated incident related to the implementation of SFAS No. 123(R).

Under a statement of grant practices adopted by the Compensation Committee and effective January 1, 2007, and beyond, the date for annual awards to executives and employees is expected to be the third business day following the release of our annual results. In addition, grants to newly hired executives shall be made on the first day of the fiscal quarter after hire. Also, special purpose grants shall be effective as of the Friday following the Compensation Committee’s formal approval. The Committee reserves the right to modify this practice if circumstances warrant. No award will be deemed made until all material terms - including the number of shares, grant date, and the identification of each grantee - is determined with finality without the benefit of hindsight.

Role of Executive Officers

The Compensation Committee approves all compensation and equity awards to executive officers, including the chief executive officer. Generally, upon its own initiative, the Compensation Committee reviews the performance and compensation of the chief executive officer and, following discussions with him where it deems appropriate, establishes his compensation. For the remaining named executive officers, the chief executive officer makes recommendations to the Committee that generally are approved with minor adjustments. Under the newly adopted statement of grant practices, the Committee shall conduct these reviews within 90 calendar days of the Company’s fiscal year end. Also, under the newly adopted statement of grant practices, the Committee now approves all equity grants, including grants to executive officers and excluding non-executive new-hires.

Employment and Retention Agreements

In March 2005, the Compensation Committee approved a Retention Agreement with Mr. Newsome to secure his continued part-time employment in the event he retires from his position of Chief Executive Officer. Under the terms of this agreement, Mr. Newsome has agreed to serve as a part-time advisor on various business matters of importance to us, as determined by the Board. The initial term of the agreement is effective beginning on such unspecified date that Mr. Newsome steps down as Chief Executive Officer and continues through the end of the third fiscal year after such beginning date. The compensation for such services shall be mutually agreed upon between Mr. Newsome and the Board. The Board may award additional compensation in the nature of a bonus for services performed. In addition, Mr. Newsome shall be eligible to participate in any benefit plan made available to our senior executives, subject to such terms governing eligibility, participation and other matters.

We have an employment agreement with our President, Brian Priddy, dated August 1, 2005, which has been filed as an exhibit to prior filings with the SEC on Form 10-K and Form 10-Q. The agreement provides for the payment of a base salary as well as his eligibility to participate in our annual bonus and equity incentive plans. The agreement also provides a severance clause in the event of termination without cause within the first two years of employment equal to one year of his base salary.

There are currently no other employment or retention agreements issued by the Company.

Severance and Change in Control Payments

Our executive officers are not covered under a general severance plan, nor are there any provisions for severance or change in control payments for its executive officers other than those described under “Employment Agreements” or those provided within applicable equity plans. The provisions within our equity plans are applicable to all participants and not unique to our executive officers. The Compensation Committee in its discretion would determine any severance benefits payable to them. Pursuant to a Change of Control under the EIP, the Committee, in its sole discretion, may determine that all equity awards, regardless of type, become fully exercisable and that such award remain vested or exercisable regardless of whether the employment or other status of the participants shall continue with the Company. The Committee may also determine, in its sole discretion and without the consent of any participant, that some or all participants holding outstanding awards receive cash settlements in exchange for redemption of all or a part of such awards. The Committee shall ensure that no such acceleration or payment would constitute a parachute payment as defined in Section 280G(b)(2) of the Code that would result in such payments being subject to the excise tax imposed by Section 4999 of the Code.

Upon authorization by the Compensation Committee after consultation with outside experts, we have agreed to provide a Medicare supplemental health insurance policy for Mr. Newsome and his wife, effective after retirement and thereafter during their lifetimes. The Company has estimated that it will cost approximately $35,000 to provide this benefit.

Paid Time Off Benefits

We provide vacation and other paid holidays to all eligible employees, including executive officers. We currently allow six paid holidays. Vacation is based on years of service.

Equity Ownership

The Compensation Committee adopted stock ownership guidelines for our executive officers in December 2005. Within four years of the date of adoption or an executive officer’s hire date or promotion to a covered office, whichever is later, the following equity ownership must be maintained in the amounts indicated:

Office Held	Stock Ownership Requirement
Chairman of the Board and Chief Executive Officer	Three (3) times base salary
President	Two (2) times base salary
Chief Financial Officer, Vice President of Merchandising, Vice President of Store Operations	One (1) times base salary

Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. To determine if the ownership requirement has been met, the Committee values shares of stock owned and all restricted stock units at the closing price on the last business day of the date of valuation and values vested stock options at their grant date fair value as determined under the Company’s valuation model under 123R. As of our fiscal year ended February 3, 2007, all but one named executive had achieved the required equity ownership. The executive has until August 2009 to comply with the guidelines and came into compliance with the annual award in March 2007.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to executive officers to the extent such compensation exceeds $1 million per executive in any year. Pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation” such as stock option grants, annual bonus and performance shares which satisfies the specific requirements imposed by Section 162(m). We have taken steps to provide that these exceptions will apply to a majority but not all of the compensation paid to our executive officers. We continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. It continues to be the Committee’s desire that a majority of the bonus compensation paid to our executive officers under the Bonus Plan qualify as performance-based compensation and be deductible for federal income tax purposes under Section 162(m).

Financial Restatement

We do not currently have a policy governing executives “paying back” bonuses from previous years if it is determined, through financial restatement or other factors, that the original goals set in those years had not been met. Bonuses are based on achieved financial targets and are determined only on our audited financial statements. The Compensation Committee is considering adopting a formal policy to address reimbursement for circumstances involving fraud or misappropriation as well as financial restatement and other factors. The Committee anticipates there will be a provision to allow for Board discretion for reimbursement, especially for circumstances the Board feels are beyond the control of the affected executive.

The Compensation Committee has the discretion to waive or revise performance goals, but has never exercised this right in the past.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table reports amounts paid during the fiscal year ended February 3, 2007 to our executive officers, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table

For the Fiscal Year Ended February 3, 2007

(In dollars)

Name and Principal Position	(1) Year	Salary	(2) Bonus	(3) Stock Awards	(4) Option Awards	(5) Non-Equity Incentive Plan Compen-sation	(6) All Other Compen-sation	Total

Michael J. Newsome	2007	440,000	150	806,013	--	360,360	33,561	1,640,084
Chief Executive Officer and Chairman of the Board

Gary A. Smith	2007	245,000	100	259,677	283,740	135,052	3,373	926,942
Chief Financial Officer and Vice President

Brian N. Priddy	2007	308,000	60	324,624	91,679	209,408	9,963	943,734
President

Cathy E. Pryor	2007	226,000	150	61,960	151,156	106,158	7,515	552,939
Vice President of Store Operations

Jeffry O. Rosenthal	2007	245,000	130	259,677	280,889	160,969	13,874	960,539
Vice President of Merchandising

Note: The Summary Compensation Table requires a column for Change in Pension Value and Nonqualified Deferred Compensation Dollars of which the Company has none. Therefore, for presentation purposes, these columns were omitted.

(1) Hibbett’s fiscal year ends on the Saturday nearest to January 31 of each year. Fiscal 2007 ended on February 3, 2007.

(2) Bonus dollars for purpose of this presentation represent only those bonuses that were non-performance related bonuses, bonuses based on performance-based targets that were substantially certain of being met or bonuses not communicated to the executive. All of the bonuses earned by executives were performance-based bonuses of which achievement was substantially uncertain at the time they were communicated to the executives and are therefore reported under non-equity incentive plan compensation.

We give an annual bonus between the Thanksgiving and Christmas holidays to all corporate, full-time employees, including executives, based solely on years of continued service that ranges from $40 to $150.

(3) Stock awards consist of restricted stock units and are valued at the closing price as of the date of grant. The amount presented equals the compensation cost recognized in the financial statements with respect to all awards granted in previous and the current fiscal year over their applicable requisite service periods and without considering an estimate of forfeitures. We use a 4% forfeiture rate for purposes of financial statement reporting. (See Annual Report on Form 10-K filed on April 4, 2007 for a full description of our equity-based compensation and assumptions.)

(4) Option awards consist of options to purchase our common stock and are valued under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R using the Black-Scholes valuation model as of the date of grant. The amount presented equals the compensation cost recognized in the financial statements with respect to all awards granted in previous and the current fiscal year over their applicable requisite service periods and without considering an estimate of forfeitures. We use a 4% forfeiture rate for purposes of financial statement reporting. (See Annual Report on Form 10-K filed on April 4, 2007 for a full description of our equity-based compensation and assumptions.)

(5) Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time they were established and communicated to the executive.

Our executive bonuses are comprised of a company and individual performance component, both of which are a percent of base salary and based on performance criteria the Committee feels is substantially uncertain at the time it is established and communicated to the executive. Most of the criteria established by the Committee calls for an improvement on ratios and net income from the prior year. In addition, performance measures are not based on the price of our equity securities nor settled by the issuance of our securities.

For fiscal 2007, the company component is based on a specified net income goal that starts when 85% of the stated net income goal is achieved and increases as the percent of goal attainment increases. The targeted bonus potential for fiscal 2007 was communicated to each executive officer following the February 2006 meeting of the Compensation Committee. The bonus dollars presented in the table include a portion of each executive’s individual bonus that will not be determinable until August 2007 and paid in September 2007; however, the Committee believes it is probable that each executive will receive their targeted bonus potential for new store performance through August 2007. The amounts included in the total for Messrs. Newsome, Smith, Priddy and Rosenthal and Ms. Pryor that represent that portion which are indeterminable until August 2007 are $39,600, $11,021, $15,000, $12,938 and $7,000, respectively.

(6) Other compensation is made up of the incremental cost to us of benefits and other perquisites. The following table further details those items listed in total in the Summary Compensation Table under the column heading “All Other Compensation”:

All Other Compensation

For the Fiscal Year Ended February 3, 2007

(In dollars)

Description	Mr. Newsome	Mr. Smith	Mr. Priddy	Ms. Pryor	Mr. Rosenthal

401-K contribution match by company (1)	8,272	--	2,243	558	317
Personal use of company automobiles (2)	2,288	--	4,361	1,432	--
Tax gross-ups (3)	23,001	1	55	1,459	13,557
Physical examinations (4)	--	3,372	3,304	4,066	--
TOTAL	33,561	3,373	9,963	7,515	13,874

(1)	For fiscal 2007, the Board of Directors approved a discretionary match of 75% of the first 6% of contributions for all eligible employees, including executives.
(2)

Three executive officers have use of company-owned vehicles. We have computed the value of the automobile to each applicable executive as the incremental cost to us by allocating the cost of maintenance and fuel based on their personal use.

(3)	Tax gross-ups were made for the adjustment to compensation for personal use of automobiles, holiday bonuses and non-qualified stock option exercise transactions.
(4)

The Board approved physical examinations for its top executives. They elected for these examinations to be performed at the Cooper Clinic in Dallas, Texas. Because this is a service that could have been performed in Birmingham, we have determined that the cost of having the physicals performed in Dallas is a perquisite. Costs represented in table include travel.

In addition, we allow Mr. Newsome to store some personal items in a warehouse we own. We do not maintain insurance on any of these items. It is our determination that this does not qualify as a perquisite to Mr. Newsome as there is no incremental cost to us.

Michael J. Newsome

Michael J. Newsome served as our President from 1981 through August 2004 and was named Chief Executive Officer in September 1999 and Chairman of the Board in March 2004. Since joining us as an outside salesman over 40 years ago, Mr. Newsome has held numerous positions with us, including retail clerk, outside salesman to schools, store manager, district manager, regional manager and President. Prior to joining us, Mr. Newsome worked in the sporting goods retail business for six years.

Mr. Newsome currently serves as both our Chairman of the Board and Principal Executive Officer. In determining his salary, the Compensation Committee considered the compensation of similarly situated executives among our peer group, as well as Mr. Newsome’s influence on our continued financial growth and success in the future.

Salary and Bonus. Mr. Newsome’s base salary for fiscal 2007 was $440,000. He also received the annual holiday bonus of $150 based on years of continued service.

Stock and Option Awards. As part of the fiscal 2007 annual compensation package adopted by the Compensation Committee, Mr. Newsome was awarded 24,000 options to purchase our common stock and 5,100 restricted stock units. The grant was made on the last day of fiscal 2006. The Board determined that it was in our best interest to award Mr. Newsome’s equity awards before the effective date of SFAS No. 123R. In March 2006, the Compensation Committee awarded Mr. Newsome a one-time executive grant of 24,900 restricted stock units to compensate him for his exceptional long-term service.

Equity awards made to Mr. Newsome are generally subject to the same vesting terms as other executive and employee awards. Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant. Restricted stock units typically have a five-year cliff vesting schedule. The one-time executive grant of restricted stock units cliff vest on the second anniversary of the date of grant and was awarded under a special Award Agreement subject to the achievement of a pre-determined company performance goal set by the Compensation Committee. The performance goal was based on achieving a percent of gross sales growth for fiscal 2007 over fiscal 2006 that was met.

Under the provisions of our current equity plan, vesting is accelerated for death, disability or retirement (subject to years of service and age). Because Mr. Newsome has met the criteria for accelerated vesting upon retirement, typically his equity awards would no longer be subject to applicable vesting schedules upon retirement. However, the special one-time grant of restricted stock units is specifically exempted from the accelerated vesting upon retirement and can only be earned by continuous employment over the two-year vesting period.

Non-Equity Incentive Plan Compensation. Based on our net income goal achievement, Mr. Newsome earned a Company bonus of 72.9% of his base salary or $320,760. Potential company bonus established by the Compensation Committee for fiscal 2007 was $356,400.

Individual goals set for Mr. Newsome are based on the achievement of average proforma sales of new stores at a specified return-on-investment with at least 60% of the stores achieving 95% of their proforma sales. The run rate will be calculated based on store performance through August 2007 and paid in September 2007. In addition, the following criteria had to be met and were met in order to qualify for his individual bonus:

•	Visit a defined number of stores in 10 different states;
•	Work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	Identify no material weaknesses of internal controls over financial reporting for our fiscal 2007 financial statements.

Mr. Newsome has a bonus potential of $39,600 upon achievement of his fiscal 2007 individual goals. If achieved, the bonus will be paid in September 2007. The individual bonus is included in the Summary Compensation Table for fiscal 2007 as the Committee believes it is probable the goal will be achieved and paid.

Based on the fiscal 2006 goal for return-on-investment with at least 55% of the individual stores achieving 95% of their proforma sales with a run rate calculated based on store performance through August 2006, Mr. Newsome earned his full potential individual bonus of $19,800 which was paid in September 2006. This amount is not included in the Summary Compensation Table for fiscal 2007.

Other Compensation. Other compensation earned by Mr. Newsome is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us. See table on page 29 for an analysis of those items and costs identified as other compensation to Mr. Newsome.

Gary A. Smith

Gary A. Smith has been our Vice President, Principal Accounting and Chief Financial Officer since April 2001. Prior to joining us, Mr. Smith was the Chief Financial and Accounting Officer for Moore-Handley, Inc. from 2000 to 2001. Mr. Smith was the Director of Finance for City Wholesale, Inc. from 1997 to 2000 and a Senior Vice President of Parisian, Inc. from 1979 to 1997.

Salary and Bonus. Mr. Smith’s base salary for fiscal 2007 was $245,000. He also received the annual holiday bonus of $100 based on years of continued service.

Stock and Option Awards. As part of the fiscal 2007 annual compensation package adopted by the Compensation Committee, Mr. Smith was awarded 11,400 options to purchase the Company’s common stock and

2,400 restricted stock units.

Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant. Restricted stock units typically have a five-year cliff vesting schedule. Mr. Smith is not subject to any accelerated vesting provisions due to his age.

Non-Equity Incentive Plan Compensation. Based on our net income goal achievement, Mr. Smith earned a company bonus of 50.6% of his base salary or $124,031. Potential company bonus established by the Compensation Committee for fiscal 2007 was $137,812.

Individual goals set for Mr. Smith were based on the achievement of the following performance factors:

•

Achieve an average proforma sales of new stores at a specified return-on-investment with at least 60% of the stores achieving 95% of their proforma sales (the run rate will be calculated based on store performance through August 2007 and paid in September 2007);

•	Improve retail division shrink to a defined level;
•	Improve warehouse expense to a defined level less as a percent to retail sales; and
•	Improve combined aged inventory over one year old and over 6 months to a defined level.

In addition, the following criteria had to be met in order to qualify for the individual bonus:

•	Visit a defined number of stores;
•	Work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	Identify no material weaknesses of internal controls over financial reporting that would effect our fiscal 2007 financial statements.

Based on the above criteria and goals, Mr. Smith earned $11,021 out of a potential $45,938 of his individual bonus. Of the total individual bonus potential, $11,021 is based on the return-on-investment goal that will be determined in August 2007 and paid in September 2007, if achieved. This amount is included in the Summary Compensation Table for fiscal 2007 as the Committee believes it is probable the goal will be achieved and paid.

Based on the fiscal 2006 goal of a defined return-on-investment with at least 55% of the individual stores achieving 95% of their proforma sales with a run rate calculated based on store performance through August 2006, Mr. Smith earned a bonus of $5,000 which was paid in September 2006. This amount is not included in the Summary Compensation Table for fiscal 2007.

Other Compensation. Other compensation earned by Mr. Smith is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us. See table on page 29 for an analysis of those items and costs identified as other compensation to Mr. Smith.

Brian N. Priddy

Brian N. Priddy has been our President since August 2005. Prior to joining us, Mr. Priddy was the Executive Vice President, Operations, for Bombay, Inc., a furniture retailer, from 1998 to 2005. Prior to that time, Mr. Priddy held various executive management positions with Sears Roebuck & Co., Lillie Rubin, Inc. and Maison Blanche, Inc.

Salary and Bonus. Mr. Priddy’s base salary for fiscal 2007 was $308,000. He also received the annual holiday bonus of $60 based on years of continued service.

Stock and Option Awards. As part of the fiscal 2007 annual compensation package adopted by the Compensation Committee, Mr. Priddy was awarded 15,200 options to purchase our common stock and 3,300 restricted stock units.

Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant. Restricted stock units typically have a five-year cliff vesting schedule. Mr. Priddy is not subject to any accelerated vesting provisions due to his age.

Non-Equity Incentive Plan Compensation. Based on the company’s net income goal achievement, Mr. Priddy earned a company bonus of 57.6% of his base salary or $177,408. Potential company bonus established by the Compensation Committee for fiscal 2007 was $197,120.

Individual goals set for Mr. Priddy were based on the achievement of the following performance factors:

•	Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales (the run rate will be calculated based on store performance through August 2007 and paid in September 2007);
•	Attain a defined level of total retail operating cost to retail sales for the fiscal year; and
•	Improve items per sales transaction to a defined level.

In addition, the following criteria had to be met in order to qualify for the individual bonus:

•	Visit a defined number of different stores in 15 different states;
•	Work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	Identify no material weaknesses of internal controls over financial reporting in his area of responsibility for our fiscal 2007 financial statements.

Based on the above criteria and goals, Mr. Priddy earned $32,000 out of a potential $49,280 of his individual bonus. Of the total individual bonus potential, $15,000 is based on the return-on-investment goal that will be determined in August 2007 and paid in September 2007, if achieved. This amount is included in the Summary Compensation Table for fiscal 2007 as the Committee believes it is probable the goal will be achieved and paid.

Other Compensation. Other compensation earned by Mr. Priddy is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us. See table on page 29 for an analysis of those items and costs identified as other compensation to Mr. Priddy.

Cathy E. Pryor

Cathy E. Pryor has been with us since 1988 and has been our Vice President of Store Operations since 1995. Prior to 1995, Ms. Pryor held positions as a district manager and Director of Store Operations.

Salary and Bonus. Ms. Pryor’s base salary for fiscal 2007 was $226,000. She also received the annual holiday bonus of $150 based on years of continued service.

Stock and Option Awards. As part of the fiscal 2007 annual compensation package adopted by the Compensation Committee, Ms. Pryor was awarded 9,200 options to purchase our common stock and 2,000 restricted stock units.

Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant. Restricted stock units typically have a five-year cliff vesting schedule. Ms. Pryor is not subject to any accelerated vesting provisions due to her age.

Non-Equity Incentive Plan Compensation. Based on the company’s net income goal achievement, Ms. Pryor earned a company bonus of 43.9% of her base salary or $99,158. Potential company bonus established by the Compensation Committee for fiscal 2007 was $110,175.

Individual goals set for Ms. Pryor were based on the achievement of the following performance factors:

•

Achieve an average proforma sales of new stores at a defined level of return-on-investment with at least 60% of the stores achieving 95% of their proforma sales (the run rate will be calculated based on store performance through August 2007 and paid in September 2007);

•	Improve retail division shrink to a defined level;
•	Improve total store labor as a percent to sales to a defined level; and
•	Improve items per sales transaction to a defined level.

In addition, the following criteria had to be met in order to qualify for the individual bonus:

•	Visit a defined number of different stores in 19 different states, visiting each district at least once;
•	Work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	Identify no material weaknesses of internal controls over financial reporting in her area of responsibility for our fiscal 2007 financial statements.

Based on the above criteria and goals, Ms. Pryor earned $7,000 out of a potential $36,725 of her individual bonus. Of the total individual bonus potential, $7,000 is based on the return-on-investment goal that will be determined in August 2007 and paid in September 2007, if achieved. This amount is included in the Summary Compensation Table for fiscal 2007 as the Committee believes it is probable the goal will be achieved and paid.

Based on the fiscal 2006 goal of a defined return-on-investment with at least 55% of the individual stores achieving 95% of their proforma sales with a run rate calculated based on store performance through August 2006,

Ms. Pryor earned a bonus of $6,000 which was paid in September 2006. This amount is not included in the Summary Compensation Table for fiscal 2007.

Other Compensation. Other compensation earned by Ms. Pryor is made up of benefits and other such perquisites identified as having value to her and an incremental cost to us. See table on page 29 for an analysis of those items and costs identified as other compensation to Ms. Pryor.

Jeffry O. Rosenthal

Jeffry O. Rosenthal has been our Vice President of Merchandising since August 1998. Prior to joining us, Mr. Rosenthal was Vice President and divisional Merchandise Manager for Apparel with Champs Sports, a division of Foot Locker, Inc. from 1981 to 1998.

Salary and Bonus. Mr. Rosenthal’s base salary for fiscal 2007 was $245,000. He also received the annual holiday bonus of $130 based on years of continued service.

Stock and Option Awards. As part of the fiscal 2007 annual compensation package adopted by the Compensation Committee, Mr. Rosenthal was awarded 11,400 options to purchase our common stock and 2,400 restricted stock units.

Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant. Restricted stock units typically have a five-year cliff vesting schedule. Mr. Rosenthal is not subject to any accelerated vesting provisions due to his age.

Non-Equity Incentive Plan Compensation. Based on the company’s net income goal achievement, Mr. Rosenthal earned a company bonus of 50.6% of his base salary or $124,031. Potential company bonus established by the Compensation Committee for fiscal 2007 was $137,812.

Individual goals set for Mr. Rosenthal were based on the achievement of the following performance factors:

•

Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales (the run rate will be calculated based on store performance through August 2007 and paid in September 2007);

•	Improve inventory turn to a defined level;
•	Improve combined aged inventory over one year old and over 6 months to a defined level; and
•	Improve retail product margin to a defined level.

In addition, the following criteria had to be met in order to qualify for the individual bonus:

•	Visit a defined number of different stores in 10 different states outside the state of Alabama, with a minimum of 10 visits to be completed in each of the last three quarters of the fiscal year;
•	Work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	Identify no material weaknesses of internal controls over financial reporting in his area of responsibility for our fiscal 2007 financial statements.

Based on the above criteria and goals, Mr. Rosenthal earned $36,938 out of a potential $45,938 of his individual bonus. Of the total individual bonus potential, $12,938 is based on the return-on-investment goal that will be determined in August 2007 and paid in September 2007, if achieved. This amount is included in the Summary Compensation Table for fiscal 2007 as the Committee believes it is probable the goal will be achieved and paid.

Based on the fiscal 2006 goal of a defined return-on-investment with at least 55% of the individual stores achieving 95% of their proforma sales with a run rate calculated based on store performance through August 2006, Mr. Rosenthal earned a bonus of $5,000 which was paid in September 2006. This amount is not included in the Summary Compensation Table for fiscal 2007.

Other Compensation. Other compensation earned by Mr. Rosenthal is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us. See table on page 29 for an analysis of those items and costs identified as other compensation to Mr. Rosenthal.

Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock):

Grants of Plan-Based Awards

For the Fiscal Year Ended February 3, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Executive	Grant Date	Threshold ($)	Target and Maximum ($) (3)	Threshold ($)	Target and Maximum ($) (3)	Fair Value of Equity Award on Date of Grant ($) (4)	All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Common Stock Closing Price on Date of Grant ($/Sh) (7)

Mr. Newsome	3/8/2006	--	--	--	996,000	806,013	24,900	--	--	--
		--	39,600	--	--	--	--	--	--	--

Mr. Smith	2/22/2006	--	--	--	--	74,352	2,400	--	--	--
	2/22/2006	--	--	--	--	146,962	--	11,400	30.98	31.41
		--	11,021	--	--	--	--	--	--	--

Mr. Priddy	2/22/2006	--	--	--	--	102,234	3,300	--	--	--
	2/22/2006	--	--	--	--	195,949	--	15,200	30.98	31.41
		--	15,000	--	--	--	--	--	--	--

Ms. Pryor	2/22/2006	--	--	--	--	61,960	2,000	--	--	--
	2/22/2006	--	--	--	--	118,601	--	9,200	30.98	31.41
		--	7,000	--	--	--	--	--	--	--

Mr. Rosenthal	2/22/2006	--	--	--	--	74,352	2,400	--	--	--
	2/22/2006	--	--	--	--	146,962	--	11,400	30.98	31.41
		--	12,938	--	--	--	--	--	--	--

(1)

Estimated future payouts under non-equity incentive plan awards consist of the executive’s individual performance component of their bonus tied to new store return on investment that is not determinable at fiscal year end. The fiscal 2007 bonus will be calculated based on store performance through August 2007 and paid in September 2007, if earned. Based on historical achievement of this goal, we believe each executive will earn this bonus and have included these amounts in each executive’s total compensation.

(2)

Estimated future payouts under equity incentive plan awards consist of those equity awards tied to performance conditions. Mr. Newsome’s restricted stock units award was the only equity award contingent upon the achievement of performance criteria. As of fiscal year ended February, 3, 2007, all other awards are service-based.

(3)	In all cases presented the target and maximum future payout is the same. Therefore, for presentation purposes, these columns were combined.

(4)

Fair value of equity award on date of grant is valued under the provision of SFAS No. 123(R) using the Black-Scholes valuation model as of the date of grant. Assumptions used for the award of options with a grant date of February 22, 2006 were an expected option life of 4.77 years, expected volatility of 41.0%, a risk-free interest rate of 4.58% and a dividend yield of 0.0% yielding a grant date fair value of $12.89. Mr. Newsome did not receive an option award during the fiscal year ended February 3, 2007.

Restricted stock units awarded on February 22, 2006 were valued at $30.98. Mr. Newsome’s award on March 8, 2006 was valued at $32.37.

(5)

All restricted stock unit awards cliff vest on the fifth anniversary of the date of grant and are not contingent on any performance criteria with the exception of Mr. Newsome’s that cliff vests on the second anniversary of the date of grant contingent on the achievement of a defined percentage increase in gross sales in fiscal 2007 over fiscal 2006, which was achieved.

(6)	Options to purchase shares of our common stock vest in equal installments over four years beginning on the first anniversary of the date of grant.

(7)

At the time these awards were granted, our equity plans defined fair value as the closing market price on the day preceding the date of grant. Pursuant to SEC guidelines, disclosure is required if the exercise or base price of an option is less than the closing market price on the date of grant. The Committee has since adopted a definition of grant date fair value equal to the closing price on the date of grant for all of our equity plans.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our executive officers at the end of our fiscal year ended February 3, 2007, including the number of securities underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option:

Outstanding Equity Awards at Fiscal Year-End

For the Fiscal Year Ended February 3, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)

Mr. Newsome	--	27,000	6.55	2/26/2012	(3)
	--	40,500	7.41	3/18/2013	(4)
	--	40,500	15.11	2/24/2014	(5)
	9,002	35,999	23.45	5/31/2015	(6)
	1,801	7,199	24.71	8/18/2015	(7)
	5,999	18,001	30.98	1/27/2014	(8)
					(10)	5,100	163,149
					(11)	24,900	796,551

Mr. Smith	10,125	--	6.68	4/30/2011	(2)
	40,500	10,125	6.55	2/26/2012	(3)
	30,375	20,250	7.41	3/18/2013	(4)
	13,500	20,250	15.11	2/24/2014	(5)
	5,402	21,599	23.45	5/31/2015	(6)
	--	11,400	30.98	2/22/2014	(9)
					(12)	9,900	316,701

Mr. Priddy	3,001	11,999	24.71	8/18/2015	(7)
	--	15,200	30.98	2/22/2014	(9)
					(12)	12,300	393,477

Ms. Pryor	--	5,063	6.55	2/26/2012	(3)
	15,187	10,126	7.41	3/18/2013	(4)
	6,750	10,125	15.11	2/24/2014	(5)
	2,702	10,799	23.45	5/31/2015	(6)
	--	9,200	30.98	2/22/2014	(9)
					(12)	2,000	63,980

Mr. Rosenthal	10,125	--	5.90	2/21/2011	(1)
	10,125	10,125	6.55	2/26/2012	(3)
	10,125	20,250	7.41	3/18/2013	(4)
	13,500	20,250	15.11	2/24/2014	(5)
	5,402	21,599	23.45	5/31/2015	(6)
	--	11,400	30.98	2/22/2014	(9)
					(12)	9,900	316,701

Note: If options are subject to performance conditions they are reported in a column labeled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#). None of our options are subject to performance conditions and therefore this column has been omitted for presentation purposes. If stock awards are subject to performance conditions and the performance conditions have not been satisfied by fiscal year end, they are disclosed under two column headings: “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)” and “ Equity Incentive Plan

Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)”. We only have one Restricted Stock Units Award to Mr. Newsome that is subject to performance conditions that were met as of fiscal year end. Therefore these awards have been properly reported under the column headings: “Number of Shares or Units of Stock That Have Not Vested (#)” and “Market Value of Shares or Units of Stock That Have Not Vested ($)” and the other two columns have been omitted for presentation purposes. See Footnote 11.

(1)

Options awarded February 21, 2001 under the 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Rosenthal, 50,625.

(2)

Options awarded April 30, 2001 under the 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Smith, 25,313.

(3)

Options awarded February 26, 2002 under the 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Newsome, 135,000; Smith, 50,625; Pryor, 25,313; Rosenthal, 50,625.

(4)

Options awarded March 18, 2003 under the 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Newsome, 101,250; Smith, 50,625; Pryor, 25,313; Rosenthal, 50,625.

(5)

Options awarded February 24, 2004 under the 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Newsome, 67,500; Smith, 33,750; Pryor, 16,875; Rosenthal, 33,750.

(6)

Options awarded May 31, 2005 under 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Newsome, 45,001; Smith, 27,001; Pryor, 13,501; Rosenthal, 27,001.

(7)

Options awarded August 18, 2005 under 2005 Equity Incentive Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded: Newsome, 9,000; Priddy, 15,000.

(8)

Options awarded January 27, 2006 under the 2005 Equity Incentive Plan vesting over four years in equal installments beginning on the first anniversary of the date of grant and expiring on the eighth anniversary of the date of grant; Total awarded: Newsome, 24,000.

(9)

Options awarded February 22, 2006 under the 2005 Equity Incentive Plan vesting over four years in equal installments beginning on the first anniversary of the date of grant and expiring on the eighth anniversary of the date of grant; Total awarded: Smith, 11,400; Priddy, 15,200; Pryor, 9,200; Rosenthal, 11,400.

(10)

Restricted stock units awarded January 27, 2006 which cliff vests on the fifth anniversary of the date of grant. Subject to the non-substantive rules that allows immediate vesting upon retirement, disability or death.

(11)

Restricted stock units awarded March 7, 2006 subject to performance criteria based on gross sales growth of the Company over a fiscal year and subject to a two year vesting condition. The performance criterion was achieved in fiscal 2007 and the award will cliff vest on the second anniversary of the date of grant, assuming the service condition has been met. These awards are not subject to the non-substantive rule that allows immediate vesting upon retirement.

(12)

Restricted stock units awarded under the 2005 Equity Incentive Plan which cliff vests on the fifth anniversary of the date of grant. Two separate restricted stock unit awards have been given to senior executives since the adoption of the 2005 Equity Incentive Plan; August 18, 2005 to Smith, 7,500; Priddy, 9,000; and Rosenthal, 7,500; and February 22, 2006 to Smith, 2,400; Priddy, 3,300; Pryor, 2,000; and Rosenthal, 2,400. None of these awards are subject to any performance criteria.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table reflects amounts realized by our executive officers on each option that was exercised and each stock award that vested during the year:

Option Exercises and Stock Vested in Fiscal Year 2007

		Option Awards		Stock Awards (1)
Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Newsome	3/14/2006	55,688	1,344,428
	11/17/2006	20,250	498,555

Ms. Pryor	3/24/2006	10,126	271,124

Mr. Rosenthal	2/27/2006	30,250	769,863
	3/10/2006	10,834	288,076
	3/13/2006	9,416	250,371

(1)

Until the adoption of the 2005 Equity Incentive Plan by the Company’s stockholders in May 2005, stock awards were not available to the Compensation Committee for granting. Currently, the Committee has awarded restricted stock units which cliff vest two to five years from the date of grant (see Outstanding Equity Awards at Fiscal Year-End Table). The first award will vest on March 7, 2008, assuming service requirements have been met.

(2)	All trades were same-day-sale, cashless exercises facilitated by a third-party broker. All trades were reported on Form 4 with the SEC.

Trading in Hibbett Stock Derivatives

It is our policy that executive officers and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock. Also, trading by executives and Directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Pension Benefits Table

The Pensions Benefits Table is intended to disclose the actuarial present value of each named executive officer’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation. We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers. Therefore, this table is not included.

Nonqualified Deferred Compensation Table

The Nonqualified Deferred Compensation Table discloses annual executive and Company contributions under nonqualified defined contribution and other deferred compensation plans, as well as each named executive officer’s withdrawals, earnings and fiscal year-end balances in each plan. The table only covers those plans that are not provided under a tax-qualified plan. Currently, our only defined contribution plan is a tax-qualified 401(k) plan. Therefore, this table is not included.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of February 3, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders (3)	1,477,034	$15.46	1,983,418
Equity compensation plans not approved by security holders	--	--	--
TOTAL	1,477,034	$15.46	1,983,418

(1)

Includes 87,923 restricted stock units that may be awarded if specified targets or service periods are met and 1,723 shares credited under the Director Deferred Compensation Plan. The weighted average exercise price of outstanding options does not take these awards into account.

(2)	Includes 177,628 shares remaining under our Employee Stock Purchase Plan of which approximately 1,700 shares were subject to purchase in the purchasing period ending March 31, 2007.

(3)

As of April 24, 2007, the number of shares to be issued upon exercise of outstanding options under existing plans was 1,555,354, the weighted average exercise price of outstanding options was $16.07 and the number of shares remaining available for future issuance was 1,827,605. Included in the number of securities to be issued upon exercise of outstanding options are 211,832 restricted stock units that may be awarded if specified targets or service periods are met and 2,029 shares credited under the Director Deferred Compensation Plan. The weighted average exercise price of outstanding options does not take these awards into account.

Included in the number of securities remaining available for future issuance are 172,632 shares remaining under our Employee Stock Purchase Plan of which approximately 1,000 shares are subject to purchase in the current purchasing period ending June 30, 2007.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

At the 2007 annual meeting of stockholders, the term of our Class II Directors is expiring. The Directors are Michael J. Newsome, Carl Kirkland and Thomas A. Saunders, III. The Board of Directors proposes the election of Messrs. Newsome, Kirkland and Saunders at the 2007 annual meeting of stockholders. If so elected, these Class II Directors will hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

All other Directors will continue in office following this annual meeting and their terms will expire in 2008 (Class III) and 2009 (Class I). The board appoints executive officers.

Each nominee has indicated his willingness to serve as Director. If a nominee becomes unable to stand for election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

A Director will be elected, so long as a quorum is present, if he receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

PROPOSAL NUMBERS 2 TO 5

AMENDMENTS TO EXISTING EQUITY COMPENSATION PLANS

The Board of Directors has adopted, subject to stockholder approval, amendments to each of our outstanding equity compensation plans (“Plans”):

•	2005 Equity Incentive Plan,
•	2005 Employee Stock Purchase Plan,
•	2005 Director Deferred Compensation Plan, and
•	2006 Non-Employee Director Equity Plan.

The purpose of these amendments is to include officers and employees and, where applicable directors, of our new holding company Hibbett Sports, Inc. as covered participants. On February 10, 2007, Hibbett Sports, Inc. became the successor holding company for Hibbett Sporting Goods, Inc., and Hibbett Sports, Inc. assumed each of the Plans that provided for equity compensation for our associates. While all employees continue to be employed by Hibbett Sporting Goods, Inc. and are therefore eligible to participate without any material change to the Plans, the Board of Directors found it desirable to expand eligibility to officers and any future employees of the holding company. In addition, our Board of Directors now sits at the holding company level, and the expansion of eligible companies is necessary to cover them in their new positions.

There is no expansion or change in the benefits to be offered under any of the Plans. The following descriptions of material plan characteristics are provided solely for your reference.

Vote Required

The amendments to the Plans will be adopted, so long as a quorum is present, if each amendment receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS:

NUMBER 2 - AMENDMENT TO 2005 EQUITY INCENTIVE PLAN

NUMBER 3 - AMENDMENT TO 2005 EMPLOYEEE STOCK PURCHASE PLAN,

NUMBER 4 - AMENDMENT TO 2006 NON-EMPLOYEE DIRECTOR EQUITY PLAN AND

NUMBER 5 - AMENDMENT TO 2005 DIRECTOR DEFERRED COMPENSATION PLAN.

Plan Descriptions and Text

The following summaries describe the Plans as we are proposing to ratify them. The summaries are qualified in their entirety by reference to the full text of the Plans, which have been filed in exhibits to our definitive proxy statements with the Securities and Exchange Commission, and the amendments to the Plans, which are attached to the version of this proxy statement on file with the SEC. Our filings with the SEC are available on our corporate website at www.hibbett.com under the heading “Investor Information.”

Hibbett Sports, Inc. 2005 Equity Incentive Plan

Adopted by the stockholders in 2005, the Hibbett Sports, Inc. 2005 Equity Incentive Plan (“2005 EIP”) replaced our Amended and Restated 1996 Stock Option Plan (“1996 SOP”) and expanded the types of equity awards the company may make to include options, stock appreciation rights, performance units, restricted stock, and other stock. No additional awards have been granted under the 1996 SOP after the adoption of the 2005 EIP by the stockholders.

ADMINISTRATION. The 2005 EIP is administered by the Compensation Committee of the Board (the "Committee"). The Committee is authorized to, among other things:

•	determine which employees will be granted awards;
•

determine whether awards will be for non-qualified stock options, incentive stock options (which qualify for special treatment under Section 422 of the Internal Revenue Code), stock appreciation rights, performance units, restricted stock and other stock;

•	determine the terms and conditions of each participant's individual award agreement, including vesting schedules, lapsing conditions, and transfer restrictions for each award; and

•	make all other determinations necessary or advisable to administer the plan.

ELIGIBILITY. All company employees, including our executive officers, and independent contractors selected by the Committee are eligible to participate in the 2005 EIP. The proposed amendment adds employees, officers and contractors of Hibbett Sports, Inc., our holding company, and its subsidiaries to those of Hibbett Sporting Goods, Inc.

STOCK OPTIONS. Options to purchase shares of common stock granted under the plan may be incentive stock options that qualify for favorable income tax treatment or non-statutory stock options. The purchase price of common stock covered by an option may not be less than 100% of the fair market value of the common stock on the date of the option grant. Options may be exercised only at such times as may be specified by the Committee in the participant's stock option agreement. If the option so provides, a participant exercising an option may pay the purchase price through cash payments, by the delivery of shares of stock, or by such other methods of exercise as may be approved by the Committee from time to time.

STOCK APPRECIATION RIGHTS. The Compensation Committee may award stock appreciation rights alone or in tandem with non-statutory stock options, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the fair market value of the common stock on the date of grant. The payment may be in cash or shares of stock. The Committee may limit the amount that can be received when a stock appreciation right is exercised.

Repricing of options and stock appreciation rights after the date of grant is not permitted.

RESTRICTED STOCK. Restricted stock issued pursuant to the 2005 EIP is subject to the following general restrictions: (i) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the plan, and (ii) if a holder of restricted stock ceases to be employed by the company, such holder will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed. The Committee establishes as to each share of restricted stock issued under the plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, the meeting of performance goals, or as a result of the disability, death or retirement of the recipient.

STOCK UNITS AND RESTRICTED STOCK UNITS. The Committee may award participants either the right to receive shares in the future or the right to receive restricted stock in the future. Any such awards are subject to conditions, restrictions and contingencies as the Committee may determine.

PERFORMANCE UNITS AND SHARES. The Committee may establish performance programs with fixed goals and designate employees as eligible to receive either a number of shares or a dollar amount of shares if the goals are achieved. Performance units and shares will be issued only in accordance with the program established by the Committee. More than one performance program may be established by the Committee. Such programs may operate concurrently or for varied periods of time, and a participant may participate in more than one program at the same time. A participant who is eligible to receive performance units or shares has no rights as a stockholder until shares are received.

The Compensation Committee may establish performance programs with fixed goals and designate employees as eligible to receive either a number of shares or a dollar amount of shares if the goals are achieved. Performance units and shares will be issued only in accordance with the program established by the committee. Achievement of goals relating to the following measures, to be set by the Compensation Committee in connection with any particular award, shall be necessary for the receipt of payouts under performance awards:

•	sales increases (including comparable store sales);
•	profits and earnings (including operating income and EBITDA
•	cash flow;
•	stockholder value; or
•	financial condition or liquidity.

Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time.

AWARD LIMITS. Subject to adjustments that the Committee shall make upon future stock splits, share dividends and certain other transactions:

•	Incentive stock options and restricted stock grants granted under the 2005 EIP may cover no more than 1,000,000 shares each during the life of the plan.
•

One individual may receive options or stock appreciation rights to no more than 100,000 shares during any one calendar year period. However, if an option is in tandem with a stock appreciation right, then the tandem option and stock appreciation right shall be counted as covering the same shares.

•

One individual may receive awards (other than options or stock appreciation rights) for no more than 30,000 shares (or $600,000 in value in the case of performance units) during any one calendar year period, if the awards are intended to be "performance-based compensation."

OTHER TERMS AND CONDITIONS. Generally, awards may only be transferred upon death, but the Committee may provide for broader transferability in the award agreement. The Committee also has the authority to determine the vesting and expiration of the awards.

SHARES TO BE ISSUED UNDER THE PLAN. The maximum number of shares of our common stock that may be granted as awards under the 2005 EIP is 1,233,759, of which 328,677 have already been awarded as of April 24, 2007, net of forfeitures. The Committee may, however, adjust this maximum amount to account for any future stock split, reverse stock split, stock dividend, combination, or reclassification of common stock or any similar transaction effected for which we do not receive any payment. When an award is forfeited or lapses, including awards under the old plan, the shares subject to that award become available for future awards under the new plan. Also, shares tendered in payment for the exercise price or the related withholding obligation will increase the number of shares available for awards under the plan. No awards may be made after July 1, 2015, the tenth anniversary of the effective date of the plan.

CHANGE OF CONTROL. In the event of a change of control of the company, the Committee has discretion to accelerate the vesting or exercisability of any awards and to cash-out any and all outstanding awards, subject to limitations imposed by the Internal Revenue Code. The Committee also has the right to substitute or assume awards in connection with mergers, reorganizations, or other transactions.

AMENDMENT. The Board may amend or terminate the 2005 EIP at any time. We must obtain stockholder approval for any change that would require such approval under listing standards of the NASDAQ Stock Market and any regulatory or tax requirement with which the Board desires to comply. However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

PREDECESSOR PLAN. Before it was superceded by the 2005 EIP, the Hibbett Sports, Inc. Amended and Restated 1996 Stock Option Plan was our primary means for providing selected officers and employees with equity-based incentives in connection with the performance of their duties and responsibilities with the Company. The 1996 SOP provided for the grant of non-qualified stock options or incentive stock options, as defined for tax purposes. Stock options, net of forfeitures, for the purchase of 4,015,209 shares of common stock were issued under the 1996 SOP, and no further awards may be granted thereunder.

BENEFITS TO EXECUTIVE OFFICERS AND DIRECTORS. No new plan benefits table for the 2005 EIP is included in this document. Participation in the plan is made at the Compensation Committee's discretion and is based on our company's performance. Accordingly, future awards under the plan is not determinable at this time. See “Stock Awards and Option Awards” on page 26 for detailed information on awards to certain executive officers under the company's 2005 EIP during the most recent fiscal year.

Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan

The Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan (“2005 ESPP”) was adopted by the stockholders at their annual meeting in May 2005. It provides a mechanism whereby eligible participants may purchase shares of the company’s common stock at a discount, as described below.

ADMINISTRATION. The 2005 ESPP will be administered by the Board of Directors or a committee designated by the Board – currently the Compensation Committee – which will have the authority to administer the plan and to resolve all questions relating to the administration of the plan.

ELIGIBILITY. As amended, all employees of Hibbett Sports, Inc. and its subsidiaries (including officers) who have been continuously employed for one year or more, whose customary employment is for more than 20 hours per week are eligible to participate in the plan. Non-employee directors are not eligible, nor are holders of five percent or more of the company’s common stock.

STOCK SUBJECT TO PLAN. As a roll-over plan, no new shares of common stock were reserved for issuance under the plan. Rather 204,794 shares that were reserved for issuance under the company’s then-existing employee stock purchase plan were rolled forward and became available for purchase under the plan. Of this amount, 172,632 remain available under the plan as of April 24, 2007. This amount is subject to adjustment in the event of a stock split, stock dividend or other similar change in common stock or our capital structure.

OFFERING PERIOD. The 2005 ESPP designates purchase periods, accrual periods and exercise dates. Purchase periods are generally successive periods of three months. The purchase periods begin on January 1, April 1, July 1, and October 1 of each year.

PURCHASE PRICE. On the first day of each purchase period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the last day of the purchase period (the “exercise date”). During a purchase period, deductions are to be made from the pay of participants in accordance with their authorizations and credited to their accounts under the plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of our common stock. The price per share at which shares of common stock may be purchased under the plan during any purchase period (the “option price”) is the lesser of: (a) 85% of the fair market value of common stock on the date of the grant of the option (i.e., the first day of the purchase period), or (b) 85% of the fair market value of common stock on the exercise date (i.e., the last day of the purchase period).

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS. Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant’s gross pay exclusive of annual bonuses. Participants may not make direct cash payments to their accounts. The market value of shares of common stock that any employee may purchase under the plan during any calendar year may not exceed $25,000 under restrictions imposed by the Code.

BENEFITS TO EXECUTIVE OFFICERS. No new plan benefits table for the 2005 ESPP is included in this document. Participation in the 2005 ESPP is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deduction. Accordingly, future purchases under the 2005 ESPP are not determinable.

Hibbett Sports, Inc. 2006 Non-Employee Director Equity Plan

Last year, the stockholders approved the Hibbett Sports, Inc. 2006 Non-Employee Director Equity Plan (“2006 NEDEP”), which replaced the Hibbett Sports, Inc. 1996 Stock Plan for Outside Directors (“1996 SPOD”). The proposed amendment substitutes the Board of our holding company for the Board of our operating subsidiary for purposes of administration and eligibility under the 2006 NEDEP.

ADMINISTRATION. The 2006 NEDEP is administered by the Company’s Board of Directors (the "Board"). The Board is authorized to, among other things:

•	determine those non-employee directors who will be granted awards;
•	determine whether, and to what extent, awards may be transferable by the holder;
•	determine the amount and type of award to be granted to each non-employee director;
•	determine the terms and conditions of awards granted under the plan; and
•	make all other determinations necessary or advisable to administer the plan.

ELIGIBLE DIRECTORS. All Non-Employee Directors selected by the Board are eligible to participate in the plan. The amendment clarifies that the Board members who qualify are those serving Hibbett Sports, Inc., our holding company, not Hibbett Sporting Goods, Inc., our operating subsidiary.

STOCK OPTIONS. Options to purchase shares of common stock granted under the 2006 NEDEP will be non-qualified stock options and subject to a written award agreement. The purchase price of common stock covered by an option may not be less than 100% of the fair market value of the common stock on the date of the option grant. Options may be exercised only at such times as may be specified by the Board in the non-employee director’s award agreement. If the option so provides, a director exercising an option may pay the purchase price through cash payments, by the delivery of shares of stock, or by such other methods of exercise as may be approved by the Board from time to time.

STOCK APPRECIATION RIGHTS. The Board may award stock appreciation rights alone or in tandem with stock options, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the fair market value of the common stock on the date of grant. The payment may be in cash or shares of stock. The Board may limit the amount that can be received when a stock appreciation right is exercised.

Repricing of options and stock appreciation rights after the date of grant is not permitted.

RESTRICTED STOCK. Restricted stock issued pursuant to the 2006 NEDEP is subject to the following general restrictions: (i) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the plan, and (ii) if a holder of restricted stock does not meet the required service period or does not meet other criteria specified in the Award Agreement, such holder will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed. The Board establishes as to each share of restricted stock issued under the plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, or as a result of the disability, death or retirement of the recipient.

STOCK UNITS AND RESTRICTED STOCK UNITS. The Board may award non-employee directors either the right to receive shares in the future or the right to receive restricted stock in the future. Any such awards are subject to conditions, restrictions and contingencies as the Board may determine.

AWARD LIMITS. Subject to adjustments that the Board shall make upon future stock splits, share dividends and certain other transactions:

•	The maximum number of shares of Common Stock that may be issued in conjunction with Awards granted
•	Non-Employee Directors will receive an Option to purchase no more than 15,000 shares of Common Stock upon election or appointment to the Board.
•

Each Non-Employee Director serving as a director on the last business day of the Company’s fiscal year shall receive an Option to purchase no more than 10,000 shares of Common Stock; provided that the grant date of such Option shall be the same date as the annual grant of awards under the Company’s equity plan for awards to employees for the next following fiscal year. Each Non-Employee Director serving as a director on the last day of the Company’s fiscal year who was initially elected to the Board after the first day of such fiscal year shall receive an Option to purchase shares of Common Stock equal to no more than 10,000 multiplied by a fraction, the numerator of which shall be the number of calendar days that have elapsed between the date of his or her election and the last day of such fiscal year, and the denominator of which shall be 365.

The Board is empowered to set initial and annual awards at amounts less than the maximum levels described above.

OTHER TERMS AND CONDITIONS. Generally, awards may only be transferred upon death, but the Board may provide for broader transferability in the award agreement. The Board also has the authority to determine the vesting and expiration of the awards.

SHARES TO BE ISSUED UNDER THE PLAN. The maximum number of shares of our common stock that may be granted as awards under the 2006 NEDEP is 672,975, of which 33,536 have already been awarded as of April 24, 2007. The Board shall, however, adjust this maximum amount to account for any future stock split, reverse stock split, stock dividend, combination, or reclassification of common stock or any similar transaction effected for which we do not receive any payment. When an award is forfeited or lapses, including awards under the old plan, the shares subject to that award become available for future awards under the new plan. Also, shares tendered in payment for the exercise price or the related withholding obligation will increase the number of shares available for awards under the plan. No awards may be made after June 1, 2016, the tenth anniversary of the effective date of the plan.

CHANGE OF CONTROL. In the event of a change of control of the Company, the Board has discretion to accelerate the vesting or exercisability of any awards and to cash-out any and all outstanding awards, subject to limitations imposed by the Internal Revenue Code. The Board also has the right to substitute or assume awards in connection with mergers, reorganizations, or other transactions.

AMENDMENT. The Board may amend or terminate the 2006 NEDEP at any time. We must obtain stockholder approval for any change that would require such approval under listing standards of the NASDAQ Stock Market and any regulatory or tax requirement with which the Board desires to comply. However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

PREDECESSOR PLAN. Before it was superseded by the 2006 NEDEP, the 1996 SPOD was our primary means for providing equity-based incentives to directors. The 1996 SPOD provided for the grant of non-qualified stock options. Stock options, net of forfeitures, for the purchase of 150,471 shares of common stock issued under the 1996 SPOD remain outstanding as of April 24, 2007, and no further awards may be granted thereunder.

BENEFITS TO OUTSIDE DIRECTORS. All of the shares available for issuance under the 2006 NEDEP will be allocated to non-employee directors. This amount is equal to 639,439 shares of Common Stock that remain available under the plan as of April 24, 2007. No awards under the NEDEP may be made to executive officers or other Company employees. See “Director Compensation” on page 14 for detailed information on awards to outside directors under the Company's NEDEP during the most recent fiscal year.

Hibbett Sports, Inc. 2005 Director Deferred Compensation Plan

As approved by the stockholders, the Hibbett Sports, Inc. 2005 Director Deferred Compensation Plan (“2005 DDCP”) permits any directors who receive a retainer or other fees for Board or committee service to make an election:

•	to defer all or a portion of such fees until a future date, when they may be paid in either cash or in shares of our common stock or
•	to receive all or a portion of such fees in non-statutory stock options.

The amendment to the plan clarifies that directors of Hibbett Sports, Inc., our holding company, qualify under the plan, rather than directors of our operating subsidiary.

ADMINISTRATION. The 2005 DDCP will be administered by the Board, which shall have discretion both to carry out the plan and to determine the amount and form of payment of the annual retainer and any additional fees payable by the company to directors for their services. Currently only non-employee directors receive a retainer and fees.

DEFERRAL ACCOUNTS. Any director who is to receive fees for service may elect to defer all or a portion of those fees by delivering a deferral election to the company. Generally, the election must be delivered by December 31 and will take effect for the next calendar year. The election remains in force until changed or revoked. Any change or revocation will take effect for the following calendar year. The election must state:

•	the amount or portion of the fees to be deferred;
•	whether and to what extent such fees are to be deferred in cash or in shares;
•	whether the pay out shall be in installments or a lump sum; and
•	the date on which the pay out shall commence.

Deferred fees which are to be paid out in cash shall earn interest at the 30-year Treasury Bond Rate. If a director elects to be paid in shares, then the company will credit the director's deferred account with a book entry for a number of shares determined by dividing the amount of deferred fees by the then-current market price of a share.

We will not segregate or earmark any funds or shares with respect to deferred fees. Rather, we intend to make available, as and when required, a sufficient number of shares or cash to meet the requirements of the plan.

STOCK OPTIONS. Directors may choose to receive non-statutory stock options, in lieu of any remaining fees which are not deferred as described above. The method of making this election, or changing or revoking it, is the same as for a deferral of fees. The number of options issued to a director will equal the dollar amount of the portion of his or her fee which is to be paid in options, divided by thirty-three percent (33%) of the price of a share. The exercise price of the option may not be less than 100% of the fair market value of the common stock on the date the option is issued. The options shall be fully vested when issued and the term of such options shall be ten (10) years.

Non-employee directors electing to receive options in lieu of cash fees will receive options issued under, and subject to the terms and conditions of, the plan. Directors who are company employees do not currently receive fees and therefore could not take advantage of the plan. However, should the Board permit those directors to receive fees in the future, and they elected to receive options in lieu of cash fees, they would receive non-statutory options issued under, and subject to the terms and conditions of, the Hibbett Sports, Inc. 2005 EIP, provided it is approved by the stockholders.

SHARES TO BE ISSUED UNDER THE PLAN. The maximum number of shares of our common stock that may be paid out under the 2005 DDCP is 112,500, of which 2,029 have already been awarded as of April 24, 2007. (This number does not include options received in lieu of cash fees, which are subject to the limitations in the 2006 NEDEP and the 2005 EIP.) The Board shall adjust the maximum amount to account for any future stock split, reverse stock split, stock dividend, combination, or reclassification of common stock or any similar transaction effected for which we do not receive any payment. No options may be granted after the tenth anniversary of the effective date of the plan.

CHANGE OF CONTROL. In the event of a change of control of the company, the Board has discretion to pay out any outstanding balance in a director's deferral account in a lump sum or to arrange to have the surviving corporation or another entity assume the deferred accounts, making such adjustments as the Board deems appropriate.

AMENDMENT. The Board may amend or terminate the 2005 DDCP at any time. We must obtain stockholder approval for any change that would require such approval under listing standards of the NASDAQ Stock Market and any regulatory or tax requirement with which the Board desires to comply. However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

BENEFITS TO EXECUTIVE OFFICERS AND DIRECTORS. No new plan benefits table for the 2005 DDCP is included in this document. Participation in the plan is voluntary and is dependent on each eligible director’s election to participate. Accordingly, future elections to receive options under the Director Deferred Compensation Plan are not determinable. No such elections have been made under the plan since its adoption by the Board of Directors. See "Director Compensation" at page 14 for detailed information on cash payments to non-employee directors during the most recent and future fiscal years.

  United States Federal Income Tax Consequences of Awards under the Plans

The Federal income tax consequences of participation in the Plans affected by the amendments we are submitting for approval are complex and subject to change. The following discussion, which has been prepared by our counsel, the law firm of Williams Mullen, is only a summary of the general rules applicable to the Plans, not a complete description of the Federal income tax aspects. The summary is based on current provisions of the Internal Revenue Code and does not cover any state or local tax consequences of participation in the Plans. Participants should consult their own tax advisors since a taxpayer's particular situation could result in some variation of the rules described below.

2005 Equity Incentive Plan and 2006 Non-Employee Director Equity Plan:

The 2005 Equity Incentive Plan (“2005 EIP”) and the 2006 Non-Employee Director Equity Plan (“2006 NEDEP”) both provide for awards of non-qualified options, stock appreciation rights and restricted stock.

NON-QUALIFIED OPTIONS. The grant of a non-qualified option ("NQO") will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

STOCK APPRECIATION RIGHTS. The grant of a SAR will not result in taxable income to the participant. Upon exercise of a SAR, the amount of cash or the fair market value of shares received will be taxable to the participant as ordinary income, and a corresponding deduction will be allowed to the company. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

RESTRICTED AND OTHER STOCK. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time, assuming that the restrictions constitute a "substantial risk of forfeiture" for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.

A participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. If a Section 83(b) election is made, the company will be entitled to a corresponding deduction at the time of grant.

A participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for Federal income tax purposes (for example, bonus stock) will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the company will be entitled to a corresponding deduction.

The 2005 EIP also provides for the award of incentive stock options and performance units.

INCENTIVE STOCK OPTIONS GRANTED UNDER 2005 EIP. The grant of an incentive stock option ("ISO") will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). Shareholder approval of the proposed amendment is required if we intend to grant ISOs to employees of the holding company.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the company will not be entitled to any deduction for Federal income tax purposes.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to the company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

PERFORMANCE UNITS GRANTED UNDER 2005 EIP. A participant who has been granted performance units will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time. The participant will have compensation income at the time of distribution equal to the cash and the then fair market value of the distributed performance shares, and the company will have a corresponding deduction.

LIMITATIONS ON DEDUCTIONS FOR AWARDS PURSUANT TO 2005 EIP. The company's deductions described above for awards granted under the 2005 EIP may also be subject to the limitations of Section 162(m) of the Internal Revenue Code. The company does not currently expect to be subject to such limitations of grants made pursuant to the 2005 EIP.

CHANGE OF CONTROL PAYMENTS PURSUANT TO 2005 EIP. Any acceleration of the vesting or payment of awards under the plan in the event of a change of control of the company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by the company.

2005 Director Deferred Compensation Plan

ELECTION TO DEFER. An election to defer compensation made by a participant prior to the calendar year in which services are performed results in a deferral of federal income tax until such time as the compensation is paid. The company will have a corresponding deduction when the participant includes the compensation into income.

NON-QUALIFIED OPTIONS. The election to receive a non-qualified option ("NQO") will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

2005 Employee Stock Purchase Plan

The 2005 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, a participant recognizes no taxable income upon either the grant or the exercise of the purchase rights. The participant will not recognize taxable income until there is a sale or other disposition of the shares acquired under the 2005 ESPP or in the event the participant should die while still owning the purchased shares. Shareholder approval of the proposed amendment is required if we intend to extend participation in the 2005 ESPP to employees of the holding company.

The tax treatment of a sale or disposition of shares acquired under the 2005 ESPP will depend on whether the “holding period” requirements are satisfied. Generally, these requirements are satisfied if a participant does not sell or dispose of shares acquired in a given purchase period within two years after the beginning of such period, or within one year after the end of such period.

If a participant sells or disposes of shares before the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income at the time of such sale or disposition equal to the lesser or (1) the fair market value of such shares on the last day of the purchase period from which they were acquired minus the option price, or (2) the amount realized on the sale or disposition minus the option price. Any gain in excess of this amount can be treated as capital gain.

If a participant sells or disposes of shares after the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of: (1) the fair market value of such shares on the sale or disposition date minus the option price or (2) 15% of the fair market value of such shares on the first day of the purchase period from which they were acquired. Any additional gain upon the disposition will be taxed as a long-term capital gain.

If the participant owns shares acquired under the 2005 ESPP at the time of death, then, regardless of whether the holding period requirements are satisfied, the amount of ordinary income equals the lesser of: (1) the fair market value of such shares on the date of death minus the option price or (2) 15% of the fair market value of such shares on the first day of the purchase period from which they were acquired.

Hibbett is not allowed any deductions upon either the grant or exercise of the purchase rights. If the holding period requirements are not satisfied with respect to the sale or disposition of any shares acquired under the 2005 ESPP, then we will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. In all other cases, we are entitled to no deduction.

OTHER BUSINESS

Our Board of Directors knows of no other matters to be brought before the meeting other than as described in this Proxy Statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Michael J. Newsome and Gary A. Smith, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2008 Annual Meeting of Stockholders

In accordance with Rule 14a-8 of the Securities and Exchange Commission, we are not required to include any proposal by a stockholder in the proxy statement and proxy form for the 2008 Annual Meeting of stockholders unless we receive the proposal at our executive offices, 451 Industrial Lane, Birmingham, Alabama 35211, on or before December 24, 2007. If a stockholder desires to bring before the Company’s 2008 Annual Meeting of stockholders a proposal that is not submitted for inclusion in our proxy statement in accordance with Rule 14a-8, notice of the proposal must be received by the Company at least 45 days before the one-year anniversary of the date of mailing of this Proxy Statement in order for such notice to be considered timely for purposes of SEC Rule 14a-4(c). We expect to mail this Proxy Statement beginning on or about May 2, 2007, in which case we would have to receive such notice by March 17, 2008 for it to be considered timely under Rule 14a-4(c). The proxies we solicit for next year’s Annual Meeting may confer discretionary authority to vote on any stockholder proposals that were not submitted in a timely manner, and no description of such proposals will be included in the proxy statement for that meeting.

Annual Report and 10-K Report

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended February 3, 2007, as filed with the Securities and Exchange Commission. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 451 Industrial Lane, Birmingham, Alabama 35211. Our SEC filings are also available on our website at www.hibbett.com under the heading “Investor Information.”

By Order of the Board of Directors

/s/ Maxine B. Martin
Maxine B. Martin
Secretary

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – HIBBETT SPORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2007.

The undersigned hereby constitutes and appoints Michael J. Newsome and Gary A. Smith, or either of them, with full power of substitution in each, proxies to vote all shares of Common Stock of Hibbett Sports, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the principal executive offices of Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211, on Tuesday, June 5, 2007, and at all adjournments thereof, as indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE PROPOSALS #2, #3, #4 AND #5.

(Continued, and to be signed, on Reverse Side.)

HIBBETT SPORTS, INC.

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 4, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com •Follow the steps outlined on the secured website.
Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Class II Directors:

	For Withhold		For Withhold		For Withhold
01 – Carl Kirkland	☐ ☐	02 – Michael J. Newsome	☐ ☐	03 – Thomas A. Saunders, III	☐ ☐

		For Against Abstain			For Against Abstain
2.	Ratify an amendment to the 2005 Equity Incentive Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants.	☐ ☐ ☐	3.	Ratify an amendment to the 2005 Employee Stock Purchase Plan that will include officers and employees of Hibbett Sports, Inc. as covered participants.	☐ ☐ ☐

		For Against Abstain			For Against Abstain
4.	Ratify an amendment to the 2006 Non- Employee Director Equity Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants.	☐ ☐ ☐	5.	Ratify an amendment to the 2005 Director Deferred Compensation Plan to substitute qualified directors of Hibbett Sports, Inc. as covered participants.	☐ ☐ ☐

B Non-Voting Items

Change of Address --- Please print your new address below.

C Authorized Signatures --- This section must be completed for your vote to be counted. --- Date and Sign Below

IMPORTANT: Please sign this Proxy as your name or names appear hereon. If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within box	Signature 2 – Please keep signature within box

APPENDIX A.

Hibbett Sports, Inc.

Second Amendment to the 2005 Equity Incentive Plan

The following paragraphs and sections of the 2005 Equity Incentive Plan have been amended, effective February 9, 2007, to read as follows:

1.	The name of the Plan shall be Hibbett Sports, Inc. 2005 Equity Incentive Plan

2.	Hibbett Sports, Inc. shall replace Hibbett Sporting Goods, Inc. each place where it appears in the plan.

3.	The definition of Member Company is added as follows:

Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Board or Committee designates as a participating employer in the Plan.

4.	In Sections 1.1, 4.5. 4.7, 4.11, 4.13, 5.1, 6.1, 6.4, and 8(i), “Member Company” or “Member Companies” shall replace “Subsidiary” or “Subsidiaries.

5.	The first sentence of Section 4.1 is replaced with the following:

The Plan is effective July 1, 2005 (the “Effective Date”) and the shareholders of Hibbett Sporting Goods, Inc. approved the Plan on May 31, 2005.

6.	The definition of “Subsidiary” in Article 8 (w) is deleted.

END OF APPENDIX A

APPENDIX B.

HIBBETT SPORTS, INC.

Second Amendment to the 2005 Employee Stock Purchase Plan

The following paragraphs and sections of the 2005 Employee Stock Purchase Plan have been amended, effective February 9, 2007, to read as follows:

1.	The name of the Plan shall be Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan.

2.	Hibbett Sports, Inc. shall replace Hibbett Sporting Goods, Inc. each place where it appears in the plan.

3.	The first sentence of Section 1.1 is replaced in its entirety as follows:

The Hibbett Sports, Inc. 2005 Employee Stock Purchase Plan (“Plan”) is intended to attract and retain employees of Hibbett Sports, Inc. and its member companies (“Company”).

4.	The definition of Member Company is added as follows:

4.

Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Administrator designates as a participating employer in the Plan.

5.	The definition of Employee in Section 2.8 is replaced in its entirety as follows:

2.8	Employee. A common law employee of the Company or any Member Company.

6.	The definition of Subsidiary Corporation in Section 2.19 is deleted.

7.	In Sections 4.1, 8.3, and 10.8, “Member Company” shall replace “Subsidiary Corporation” or “Subsidiary.”

END OF APPENDIX B

APPENDIX C.

HIBBETT SPORTS, INC.

Third Amendment to the 2006 Non-Employee Director Equity Plan

The following paragraphs and sections of the 2006 Non-Employee Director Equity Plan has been amended, effective February 9, 2007, to read as follows:

1.	The name of the Plan shall be Hibbett Sports, Inc. 2006 Non-Employee Director Equity Plan

2.	The following definitions in Section 2 are replaced in their entirety as follows:

2.7	Company” means Hibbett Sports, Inc., a Delaware corporation, and any successor thereto.

2.16	Plan” means the Hibbett Sports, Inc. Non-Employee Director Equity Plan herein set forth, as amended from time to time.

3.	The first sentence in Section 11 is replaced with the following:

The Plan became effective on June 1, 2006 following the approval of the shareholders of Hibbett Sporting Goods, Inc. on May 31, 2006.

END OF APPENDIX C

APPENDIX D.

HIBBETT SPORTS, INC.

Second Amendment to the 2005 Directors Deferred Compensation Plan

The following paragraphs and sections of the 2005 Directors Deferred Compensation Plan have been amended, effective February 9, 2007, to read as follows:

1.	The name of the Plan shall be Hibbett Sports, Inc. 2005 Directors Deferred Compensation Plan.

2.	Hibbett Sports, Inc. shall replace Hibbett Sporting Goods, Inc. each place where it appears in the plan.

3.	Section 5.1 is replaced with the following:

This Plan is effective July 1, 2005 and the shareholders of Hibbett Sporting Goods, Inc. approved the Plan on May 31, 2005.

END OF APPENDIX D

- END -